EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 31, 2015 (the “Effective Date”) by and among MEDAC HEALTH SERVICES, P.A., a North Carolina professional corporation (“Seller”), the shareholders of Seller listed on the signature page to this Agreement (“Shareholders” and together with Seller, “Seller Parties”), KEVIN E. POTTS, MD, (in his capacity as a Shareholder, “Dr. Potts” and in his capacity as attorney-in-fact of Seller Parties, “Seller Representative”), and ACSH MEDICAL MANAGEMENT, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A. Seller owns and operates (i) a medical practice administration and staffing business that contracts exclusively with an emergency department physician staffing business conducted by an Affiliate (the “ER Business”) and (ii) a medical business involved in the delivery and management of urgent care, occupational medicine and similar services rendered on an episodic, walk-in basis (the “Urgent Care Business” and together with the ER Business, the “Business”) from centers located at 4402 Shipyard Boulevard Wilmington, North Carolina 28403 (the “Shipyard Center”), 1442 Military Cutoff Road, Wilmington, North Carolina 28403 (the “Military Cutoff Center”), 8115 Market Street Wilmington, North Carolina 28411 (the “Porter’s Neck Center”), and 5245 South College Road, Wilmington, North Carolina 28412 (the “Monkey Junction Center” and together with the Shipyard Center, the Military Cutoff Center, and the Porter’s Neck Center, collectively, the “Centers”);

B. Shareholders own all of the outstanding shares of the capital stock of Seller (the “Shares”);

C. Shareholders desire to appoint Dr. Potts, as their agent, attorney-in-fact and authorized representative, and Dr. Potts desires to accept such appointment, to take certain action and effectuate certain aspects of the Transactions on behalf of the Shareholders; and

D. This Agreement and all other agreements, instruments, certificates and other documents executed and delivered in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”), contemplate that upon the terms and subject to the conditions set forth herein, the following will occur at Closing: (i) Buyer will purchase all the Purchased Assets from Seller and Seller will assign, transfer, and convey all of the Purchased Assets to Buyer; (ii) immediately thereafter, the Net Closing Proceeds will be distributed to the Shareholders in accordance with each Shareholder’s respective Sharing Percentage, (iii) immediately thereafter, Seller will distribute the Excluded Assets listed on Schedule 1.3 and will assign those rights and obligations under the Transaction Documents to a North Carolina limited liability company organized for the purpose of accepting such rights and obligations (“Newco”) that accrue or will accrue to the Seller Parties (including, without limitation, the rights under the Escrow Agreements and the Note) or are necessary for the Shareholders to enjoy the benefits of the Transactions (collectively, the “APA Rights”), which Newco was formed for the purpose of accepting such assignment and is owned by the Shareholders in accordance with the Sharing Percentage, and (iv) immediately thereafter, the Shareholders other than Michael P. Moulton, MD (collectively, the “Redeemed Shareholders”) will assign, transfer, and convey (the “Redemption”) all their Shares (collectively, the “Redeemed Shares”) to the Seller. The transactions contemplated by this Agreement and the other Transaction Documents, including those described in the preceding sentence, are referred to in this Agreement and the other Transaction Documents collectively as the “Transactions.”

AGREEMENT

In consideration of the above Recitals and the promises and provisions set forth in this Agreement, the adequacy and sufficiency of which the parties acknowledge, the parties, intending to be bound, agree as follows:

Article 1
PURCHASE AND SALE

1.1 Purchase and Sale of Redeemed Shares. On the terms and subject to the conditions of this Agreement and the Stock Redemption Agreement (defined below), at the closing of the Transactions (“Closing” and the date on which Closing occurs in accordance with this Agreement, the “Closing Date”), but immediately after the consummation of the transactions contemplated by Section 1.2, and the distribution by Seller of the Net Closing Proceeds and the APA Rights to Shareholders, each Redeemed Shareholder shall sell, assign, transfer, and deliver to Seller, and Seller shall purchase and redeem from such Redeemed Shareholder, all of the Redeemed Shares owned by such Redeemed Shareholder as set forth on Schedule 1.1. Additional terms and conditions relating to the purchase, sale and transfer of the Redeemed Shares are set forth in a stock redemption agreement by and among Seller and the Redeemed Shareholders executed and delivered contemporaneously with this Agreement and attached hereto as Exhibit A (the “Stock Redemption Agreement”). Notwithstanding the contemporaneous execution and delivery of this Agreement, the obligation of the Seller Representative (on behalf of the Redeemed Shareholders) to close the transactions contemplated by the Stock Redemption Agreement shall be conditioned on the consummation of the transactions contemplated by Section 1.2 of this Agreement and distribution of the Net Closing Proceeds (defined in Section 1.3(a)) and the APA Rights.

1.2 Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, at Closing, but prior to the consummation of the Redemption, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the following assets, but in any event excluding the Excluded Assets (collectively, the “Purchased Assets”), free and clear of all Liens (defined in Section 1.10(b)) other than Permitted Liens (as defined in Section 1.10(b)):

(a) All of Seller’s tangible and intangible property used or held for use in the operation or ownership of the Business, whether or not such property is located at the Centers, including all furniture, fixtures, instruments, inventory, office supplies, medical supplies, signage, general equipment, medical equipment, computer hardware, computer software, telecommunications equipment, telephone (including cell phone) and fax numbers, post office boxes, advertising and marketing materials, business plans and other items of tangible and intangible personal property owned by Seller or, to the extent assignable, leased or licensed by Seller, together with any express or implied warranty by the manufacturer, seller or lessor of any item or component part thereof, to the extent such warranties may be assigned without consent or upon the obtainment of any requisite consent, and all maintenance records and other documents related thereto (which property shall include, by way of illustration and without limitation, all property described in Schedule 1.2(a));

(b) An amount of cash and cash equivalents equal to $100,000;

(c) All accounts receivable attributable to goods sold (including pharmaceutical and durable medical equipment) or services rendered in the operation of the Business prior to Closing (the “Accounts Receivable”), whether proceeds from the Accounts Receivable are to be deposited, transferred or paid to a lockbox, deposit account, or any other account under the control of Seller or any of its Affiliates. For purposes of this Agreement, the term “Affiliate” means any individual or entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a specified person, entity, or group of common persons or entities, which, in the case of Seller, shall include Seamist Management, LLC, a North Carolina limited liability company (“Seamist”);

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(d) All data, books, and records created or maintained in connection with the Business (other than the Medical Records (defined in Section 4.3) and the books and records relating to the Seller’s corporate organization and existence as described in Section 1.3(e)), including compliance materials, policies and procedures, creative materials, and financial and accounting records;

(e) All contracts, leases, licenses (to the extent assignable), corporate health arrangements, commitments, or other binding arrangements relating to the Business to which any Seller Party is a party, whether written or oral, and all rights therein and thereunder (collectively, the “Contracts”) in effect as of Closing, including all right, title, and interests in, to, and under all vendor agreements, supplier agreements, and subcontractor agreements in favor of Seller, including the Contracts listed on Schedule 1.2(e) (the “Assumed Contracts”);

(f) All intellectual and other intangible property, including web pages, URLs, blogs, social media pages and accounts, email addresses, domain names, websites and content contained therein, hosting agreements and arrangements, trademarks, trade names, business names, service marks, mascots, emblems, logos, letterheads, trade secrets and copyrights including all property described on Schedule 1.2(f);

(g) All claims and all rights related to such claims that Seller has or may in the future have relating to the Purchased Assets, the Centers, the Assumed Contracts or the Business, whether such claims are choate or inchoate, known or unknown, legal or equitable, contingent or non-contingent;

(h) All rights relating to advance payments, prepayments, prepaid expenses, claims for refunds, security deposits and similar payments previously made by Seller, except as are set forth on Schedule 1.3(h); and

(i) All goodwill associated with the Business, the Assumed Contracts, the Centers (to the extent arising out of the Leases assumed by Buyer), and the Purchased Assets.

1.3 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following assets, properties, Contracts, rights and interests of Seller (collectively, the “Excluded Assets”) are excluded from the Purchased Assets and shall remain the property of Seller after Closing:

(a) All cash and cash equivalents in excess of $100,000;

(b) All rights, title and interest in and to the Medical Records except as described in Section 4.3;

(c) All right, title and interest in and to real property, except those rights relating to or arising under any leases assumed by Buyer in connection with the Transactions;

(d) All Benefit Plans (defined in Section 2.21) and all assets attributable thereto;

(e) Seller’s corporate seals, organizational documents, minute books, stock books, tax returns, and all other books of account and other records having to do with the corporate organization of Seller;

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(f) Seller’s tax identification number, provider numbers, and Certificate of Registration issued by the North Carolina Medical Board;

(g) All Payor Contracts (defined in Section 2.11(b)) and all other Contracts related to the Business to which Seller is a party and which are described on Schedule 1.3(g) (collectively, the “Operating Contracts”);

(h) All rights relating to advance payments, prepayments, prepaid expenses, claims for refunds, security deposits and similar payments previously made by Seller and set forth on Schedule 1.3(h);

(i) All rights that accrue or will accrue to Seller Parties or Seller Representative under the Transaction Documents; and

(j) All of the assets listed on Schedule 1.3(j) and any other personal effects of the Shareholders and similar items of nominal value.

It is the intent of the parties that the Excluded Assets listed in Sections 1.3(a), (c), (h), (i) and (j) shall be distributed by Seller to Newco for the benefit of the Shareholders prior to the consummation of the Redemption.

1.4 Purchase Price. The aggregate consideration for the sale, assignment, transfer and delivery of the Purchased Assets, subject to the adjustments described herein, is $5,600,000 (as adjusted, the “Purchase Price”). The Purchase Price shall be paid at Closing as follows:

(a) Buyer will pay Seller by wire transfer of immediately available funds, an amount calculated as follows (as calculated, the “Net Closing Proceeds”): $5,600,000, minus the sum of (i) the amount necessary to satisfy all outstanding Liabilities (defined in Section 1.6) of Seller at Closing, including the Assumed Payables (defined in Section 1.5(b)), the Assumed Payroll and the Benefit Accrual (each as defined in Section 1.5(d)) and any unpaid legal expenses, accounting expenses, or other costs or expenses of Seller incurred in connection with the negotiation and implementation of the Transactions (the “Transaction Expenses”); (ii) the initial principal balance of the Note (defined in Section 1.4(b)); (iii) the Escrow Amount (defined in Section 1.4(c)); (iv) the amount of Seller’s share of any prorated expenses described in Section 1.7; and (v) any other adjustments specifically provided in this Agreement. The calculation of the Net Closing Proceeds, and the parties to whom and accounts to which payment shall be made at Closing, shall be set forth on a closing statement prepared by Buyer and delivered to Seller no less than two business days before Closing (the “Closing Statement”). The Closing Statement shall, among other things, include the portion of the Net Closing Proceeds to be distributed to each Shareholder, which each Shareholder agrees shall be equal to one-twelfth (1/12) (the “Sharing Percentage”) of the total Net Closing Proceeds.

(b) The amount of $560,000, as may be adjusted pursuant to this Agreement, shall be paid by delivery to Seller Representative of a promissory note in such initial principal amount executed by Buyer in favor of Seller in substantially the form attached as Exhibit B (the “Note”). Simple interest shall accrue on the outstanding principal balance of the Note at the rate of 5% per annum. The Note shall mature, at which time all outstanding balance of principal and accrued but unpaid interest shall be due and payable, 18 months after the Closing Date, subject to any claims asserted by Buyer Indemnitees pursuant to Article 6 hereof. The Note shall be guaranteed by American CareSource Holdings, Inc. The parties acknowledge and agree that following the Closing, the Note shall be assigned by Seller to Newco for the benefit of the Shareholders, and that Buyer will be instructed to make all payments on the Note directly to Newco.

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(c) The amount of $610,000 (the “Escrow Amount”) to Branch Banking and Trust Company (the “Escrow Agent”), by wire transfer of immediately available funds to be held, invested, and distributed by the Escrow Agent pursuant to the terms and conditions of an Escrow Agreement to be entered into at Closing among Buyer, Seller, Seller Representative (on behalf of Shareholders), and the Escrow Agent in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”). Subject to claims or potential claims of the Buyer Indemnitees pursuant to Article 6 and the other terms and conditions set forth in the Escrow Agreement, the Escrow Agreement will provide for the distribution of the Escrow Amount (disregarding any earned interest or appreciation) as follows, (i) $110,000 (the “Regulatory Escrow”), which will be distributed on or about the date that is 18 months after the Closing Date, and (ii) $500,000 (the “Payor Escrow”), $250,000 of which will be distributed on or about the date that is 9 months after the Closing Date and the remainder of which will be distributed on or about the date that is 18 months after the Closing Date.

1.5 Assumed Liabilities. After Closing, Buyer shall pay, fulfill, perform and otherwise discharge prior to delinquency, the following debts, liabilities, obligations, expenses, contracts and commitments of Seller relating to the Business and the Purchased Assets (collectively, the “Assumed Liabilities”):

(a) The payment and performance obligations arising under the Assumed Contracts, but only to the extent such obligations do not relate to or arise from (i) any action, omission or occurrence taking place prior to Closing or (ii) a breach or failure to perform when due any of the terms of the Assumed Contracts prior to Closing;

(b) The trade accounts payable accrued and not overdue as of the Closing Date, incurred by Seller in the ordinary course of operating the Business, consistent with past practice and included in the schedule delivered pursuant to Section 1.10(b) (the “Assumed Payables”);

(c) Any Liabilities for which the Purchase Price is reduced pursuant to clause (i) of Section 1.4(a) and which are not otherwise assumed under this Section 1.5; and

(d) The amounts set forth on Schedule 1.5(d) representing the Liabilities as of the Closing Date attributable to: (i) accrued but unpaid salary, wages, bonuses, and any other amounts owed to any person or entity (including Seller’s portion of any applicable withholding taxes related thereto) on account of services rendered to or for the benefit of Seller, which shall include services of the physicians employed by Wilmington Health who perform services at the Centers and the clinical employees of Seller that perform services for ECEP II (collectively, the “Assumed Payroll”), (ii) accrued but unused personal and vacation time of any Seller Employee (defined in Section 2.20(a)), and (iii) accrued but unpaid employer contribution for which Seller is or will be obligated to pay to any retirement plan maintained for the benefit of any Seller Employee relating to the period prior to Closing (clauses (i), (ii), and (iii) collectively, the “Benefit Accrual”); provided that the portion of the Benefit Accrual described in clauses (ii) and (iii), on a person-by-person basis, shall be limited to the maximum potential accrual for similarly situated employees under Buyer’s employee benefit plans.

1.6 Retained Liabilities. Buyer shall not assume, and Seller Parties shall pay, perform and discharge when due, any and all debts, liabilities, obligations, expenses, taxes, contracts or commitments of any Seller Party or their Affiliates, whether the same are known or unknown, choate or inchoate, disclosed or undisclosed, matured or unmatured, accrued, absolute or contingent (“Liabilities”) of any Seller Party or their Affiliates (including any Liability arising out of the Transaction Documents) other than the Assumed Liabilities (collectively, the “Retained Liabilities”). Notwithstanding that Seller Parties shall remain solely liable for all Retained Liabilities, Buyer or any of its Affiliates (on their own behalf or on behalf of Seller Parties) may elect at any time after Closing, to pay any such Retained Liability that is due and payable and not reasonably being contested by Seller or Newco directly to the party to whom payment is due and shall be entitled to reimbursement or such other remedies in accordance with Article 6. Without limiting the generality of the foregoing, the following Liabilities of any Seller Party or their Affiliates (to the extent not specifically among the Assumed Liabilities) shall constitute Retained Liabilities:

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(a) Liabilities of any type whatsoever (whether arising in tort, contract or otherwise) relating to or arising from actions, omissions or occurrences taking place prior to Closing, including Liabilities relating to or arising from the provision of (or failure to provide) professional medical or other health care services (including patient refunds);

(b) Liabilities accrued at Closing under any Contract (including any Assumed Contract), whether or not (i) such Contract has been disclosed to Buyer or (ii) such Liability relates to any breach or failure to perform any term of such Contract;

(c) Liabilities for indebtedness of Seller Parties or any of their Affiliates, or relating to any Center or any equipment used in the Business, including (i) indebtedness for borrowed money, whether or not evidenced in writing and whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to purchased property, (iii) the portion of any capital lease obligations (which includes equipment subject to a lease-to-purchase option for nominal or below-market consideration), (iv) guarantees of any such indebtedness referred to in clauses (i)-(iii) of any other individual or entity (all of the foregoing collectively, “Indebtedness”);

(d) Liabilities relating to or arising from the Excluded Assets;

(e) Liabilities for federal, state or local income, excise, sales, use, property, franchise or other taxes or assessments relating to periods prior to Closing (whether or not required to be paid or escrowed pursuant to any leases for the Centers) and those arising at any time from or by reason of the Transactions;

(f) Liabilities for all compensation and employee benefits to any Seller Employee including unpaid payroll taxes, salary or wage expense, bonuses, termination pay or severance obligations, and sick, personal or vacation time, earned or accrued prior to Closing, other than the Benefit Accrual and the Assumed Payroll;

(g) Liabilities arising from Seller’s failure to provide timely notice or to obtain any third-party consent required prior to or in connection with the execution and delivery of any Transaction Document or the consummation of any of the Transactions;

(h) Liabilities resulting from any violation, alleged violation, or any investigation or audit the purpose of which is to determine whether a violation occurred by any Seller Party, the Business, any Clinical Provider, ECEP II, P.A. (“ECEP II”), any of their respective Affiliates or predecessors-in-interest, of any Law (including any Health Care Law (defined in Section 2.13(c))), if such violation, alleged violation or potential violation (in the case of an audit or investigation) relates to or arises from actions, omissions or occurrences taking place prior to Closing; and

(i) Liabilities, damages, obligations, overpayments, false claims, penalties, fines, assessments, repayments, refunds (payable to patients, Payors, or any other party), recoupments, offsets, recoveries, adjustments or similar Liabilities of any Seller Party or their Affiliates due or that may become due to any Governmental Authority (defined in Section 2.13(c)), Payor, corporate health client, patient or any other third party relating to or arising from the provision of, failure to provide, or billing or coding on account of professional medical or other health care services by or on behalf of Seller, any Clinical Provider, ECEP II, or any other party prior to Closing.

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1.7 Operating Contracts and Prorations. At Closing, Buyer and Seller shall prorate between them, as of the Closing Date, all amounts that relate in whole or in part to any period beginning prior to and ending after Closing, including any applicable taxes, lease payments, utility payments or other expenses (regardless when due) relating to or arising out of the operation of the Business, the Centers, the Assumed Contracts or the Purchased Assets, based on the respective number of days before and after the Closing Date as to which such amounts relate. Unless the actual amount to be prorated is immediately determinable, such expenses shall be reasonably estimated by the parties and apportioned between Buyer and Seller based on the number of days of the applicable tax or billing period. As soon as reasonably practicable after Closing, Buyer shall report to Seller’s Representative any increase or decrease in the Closing estimate and Buyer and Seller’s Representative shall work in good faith to correct such inaccuracies. Notwithstanding the foregoing, the Retained Liabilities shall be the exclusive obligation and liability of the Seller Parties.

1.8 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets for all tax purposes in the manner set forth in Schedule 1.8. Each of the parties shall make all appropriate tax and other filings, including but not limited to IRS Form 8594, on a basis consistent with such allocation. Neither the Buyer nor any Seller Party shall take any position with respect to taxes (whether in audits, tax returns, refunds or otherwise) inconsistent with such allocation determined under this Agreement unless required to do so by applicable Law.

1.9 Closing and Closing Disbursements. Closing will occur by delivery of originally executed documents or scanned copies of originally executed documents; provided that all conditions precedent and other matters required to be completed as of Closing, including those identified in Article 5, have been or will be completed or waived in writing by the party to whom performance is owed by such date. The Closing Date shall be automatically extended from time to time for so long as any of the conditions set forth in Article 5 are not satisfied or waived, subject, however, to the termination provisions of Section 5.1. Notwithstanding anything in the Transaction Documents to the contrary, each of the following transactions shall be deemed to occur as of 11:59 p.m., Atlanta, Georgia time on the Closing Date and in the following sequence: (a) the consummation of the purchase and sale of Purchased Assets; (b) the distribution of the Net Closing Proceeds by Seller to the Shareholders; (c) the assignment of the APA Rights to Newco; and (d) the consummation of the Redemption.

1.10 Seller Parties’ Deliveries.

(a) On the Effective Date, Seller Parties shall duly execute and deliver, or cause to be executed and delivered, to Buyer or such other party as indicated below, the following:

(i) A counterpart to this Agreement;

(ii) The Stock Redemption Agreement, duly executed by Seller Parties;

(iii) To Seller Representative, certificates representing all of the issued and outstanding Redeemed Shares duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and

(iv) To Seller Representative, counterparts to Restrictive Covenant Agreements (the “Restrictive Covenant Agreement”) executed by each of the Shareholders, in substantially the form of Exhibit D, the effectiveness and enforceability of which shall be conditioned on the closing of the Transactions.

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(b) At Closing, Seller Representative (on behalf of the Seller Parties) shall duly execute and deliver, or cause to be executed and delivered, to Buyer or such other party as indicated below, the following:

(i) A Bill of Sale in substantially the form of Exhibit E;

(ii) A counterpart to the Escrow Agreement;

(iii) The following, collectively referred to as the “Service Agreements”: (A) a counterpart to a consulting agreement between Buyer and Dr. Moulton, reasonably acceptable in form and substance to Dr. Moulton, duly executed by Dr. Moulton, and (B) a counterpart to a consulting agreement between Buyer and Dr. Potts, reasonably acceptable in form and substance to Dr. Potts, duly executed by Dr. Potts;

(iv) A counterpart to an Assignment and Assumption Agreement relating to the Assumed Contracts in substantially the form of Exhibit F (the “Assumed Contracts Assignment Agreement”);

(v) A counterpart to an assignment and assumption of lease agreement (and any amendments Buyer reasonably determines to be necessary), relating to the Military Cutoff Center and the Monkey Junction Center, each in forms acceptable to Buyer (the “Lease Assumption Agreements”);

(vi) Counterparts to a new lease agreement between Buyer and Seamist relating to the Porters Neck Center;

(vii) Evidence that Seller and Newco have entered into an Assignment and Assumption Agreement relating to Seller’s assignment of the APA Rights to Newco;

(viii) A Closing Certificate in substantially the form of Exhibit G (a “Closing Certificate”);

(ix) A schedule setting forth the Accounts Receivable, the Assumed Payables and the Assumed Payroll, each as of the Closing Date;

(x) Payoff letters, issued by the holders of any Seller Indebtedness and the creditors to whom Transaction Expenses are owed not earlier than two business days prior to the Closing Date, in form and substance reasonably acceptable to Buyer, setting forth the amounts required to repay in full any such Indebtedness and any Transaction Expenses at Closing, together with wire transfer instructions;

(xi) Evidence satisfactory to Buyer of the release of all liens, security interests, equipment financing, conditional or installment sales contracts, conditions, claims, charges, or restrictions of any kind relating to or encumbering any of Seller’s assets (including the Purchased Assets) or the Business (collectively, the “Liens”), other than (i) any mechanic’s, materialmen’s or similar statutory Lien incurred in the ordinary course of business for monies not yet due, and (ii) any Lien for Taxes not yet due (together, “Permitted Liens”), either at or in connection with Closing;

(xii) A counterpart to the Closing Statement;

(xiii) Copies of all consents, authorizations, waivers, and approvals from all Governmental Authorities and other third parties (pursuant to any Contract or otherwise) necessary for Seller Parties to execute, deliver and perform their obligations under this Agreement and the other Transaction Documents and to consummate the Transactions;

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(xiv) A certified copy of the articles of incorporation of Seller issued by the North Carolina Secretary of State, together with copies of all Bylaws and any other governance document of Seller;

(xv) A certificate of existence of Seller issued not earlier than ten days prior to the Closing Date by the North Carolina Secretary of State; and

(xvi) Copies of such officers’ certificates, good standing certificates, corporate approval documents, incumbency certificates and other customary closing documents as Buyer may reasonably request.

1.11 Buyer’s Deliveries.

(a) On the Effective Date, Buyer shall deliver or cause to be delivered to Seller Representative, an executed counterpart to this Agreement.

(b) At Closing, Buyer shall deliver or cause to be delivered to Seller Representative or such other party as indicated below, the following:

(i) The Net Closing Proceeds to be distributed by Buyer to Shareholders on behalf of Seller, in accordance with their Sharing Percentage and the other instructions set forth in the Closing Statement;

(ii) The Note, duly executed by Buyer;

(iii) A guaranty of the Note, duly executed by American CareSource Holdings, Inc., in form and substance reasonably acceptable to Seller;

(iv) A counterpart to the Escrow Agreement;

(v) The amount set forth in the Closing Statement to be distributed to the creditors, service providers, brokers and other third parties, by wire transfer of immediately available funds in accordance with the instructions set forth in the Closing Statement;

(vi) A counterpart to the Closing Statement;

(vii) A counterpart to each of the Service Agreements;

(viii) A counterpart to the Assumed Contracts Assignment Agreement;

(ix) A counterpart to the Lease Assumption Agreements;

(x) A counterpart to a new lease agreement between Buyer and Seamist relating to the Porters Neck Center.

(xi) A counterpart to the Restrictive Covenant Agreements;

(xii) A Closing Certificate;

(xiii) A certified copy of the certificate of formation of Buyer issued by the Delaware Secretary of State, together with copies of the Buyer’s operating agreement and any other governance document of Buyer;

(xiv) A certificate of good standing of Buyer issued not earlier than ten days prior to the Closing Date by the Delaware Secretary of State; and

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(xv) Copies of such officers’ certificates, good standing certificates, corporate approval documents, incumbency certificates and other customary closing documents as Seller may reasonably request.

1.12 Nonassignment of Contracts and Authorizations. If any Assumed Contract may not be assigned or transferred without the consent or waiver of one or more Governmental Authorities or other third parties, and such consent or waiver has not been given, or if such assignment or transfer or attempted assignment or transfer would constitute a breach thereof or a violation of any Law, this Agreement shall not constitute an assignment or transfer thereof, or an attempted assignment or transfer of any such Assumed Contract. Notwithstanding the foregoing, Seller Parties shall take all commercially reasonable action, at their sole expense, to obtain the consent or waiver of any third party required to assign or transfer an Assumed Contract to Buyer.

Article 2
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Seller Parties, jointly and severally, hereby make the following representations and warranties to Buyer:

2.1 Organization; Qualification. Seller is a professional corporation duly incorporated and validly existing under the Laws of North Carolina. Seller is (a) qualified to do business in North Carolina, (b) qualified to conduct the Business as presently conducted, and (c) is in good standing in North Carolina and in each other jurisdiction in which the nature of the Business or the character of Seller’s assets makes such qualification necessary. Seller has all requisite power and authority to operate the Business as presently conducted.

2.2 Authority and Binding Effect. Each Seller Party has all requisite capacity, power and authority to execute, deliver and perform each of their respective obligations under this Agreement and all other Transaction Documents. Upon execution and delivery by Seller Parties and the other parties thereto, this Agreement and the other Transaction Documents (assuming, in each case, the due and valid authorization, execution and delivery thereof by the other parties thereto) will constitute legal, valid and binding obligations of the applicable Seller Parties or Seller Representative, as applicable, enforceable against the applicable Seller Parties subject to and in accordance with the terms of such Transaction Documents, except as such enforceability may be limited by applicable Law. Upon execution and delivery by Seller Parties and Buyer of this Agreement, Seller Representative, as attorney-in-fact of each Shareholder (as described in Article 7), shall be vested with the right, power, and authority, to, among other things, consummate the Transactions on behalf of the Shareholders in accordance with the terms set forth in Article 7.

2.3 Authority and Status of Shares. Each Shareholder owns the Shares listed opposite such Shareholder’s name on Schedule 1.1, free and clear of all Liens other than the Permitted Liens and the liens described on Schedule 2.3. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Shareholders, free and clear of all Liens other than the Permitted Liens. All of the Shares were issued, have been owned, and all prior transfers of the Shares (if any) were effectuated, in compliance with all applicable Law, and the redemption of the Redeemed Shares by Seller will not violate any applicable Law. Seller’s corporate books and records accurately reflect all transactions involving the Shares and the current ownership of the Shares. None of the Shares were issued either in violation of any agreement, arrangement or commitment to which any Seller Party is a party or are subject to or in violation of any preemptive or similar rights of any third party. The Shares represent all of the issued and outstanding shares of capital stock of Seller, and, except as set forth in Schedule 2.3, there are no outstanding or authorized (i) classes of stock other than that of the Shares, (ii) options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to equity interests in Seller or obligating any Seller Party to issue, transfer or assign any of the Shares or any other interest in Seller; (iii) equity appreciation, phantom equity, profit participation or other similar rights; or (iv) voting trusts, operating agreement, rights of first refusal, shareholders agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

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2.4 Governing Documents. Seller Parties have delivered to Buyer copies of Seller’s governing documents, including its Articles of Incorporation and Bylaws, each of which is complete, correct and now in effect in the form delivered. Except as disclosed to Buyer in writing, there have been no amendments, restatements or other modifications to such documents. No Shareholders is a party to any shareholder agreement or any other similar agreement or arrangement governing the relationship of the Shareholders as shareholders of Seller, other than as set forth in Schedule 2.4.

2.5 Title and Condition of Assets. The Purchased Assets set forth in Schedule 1.2(a) (together with the Medical Records, Payor Contracts, and the assets the ownership of which is limited to entities entitled to employ physicians to engage in the practice of medicine under applicable Law, the Excluded Assets, and assets provided to Seller by Wilmington Health, PLLC (“Wilmington Health”) pursuant to the terms of the Professional Services and Management Agreement by and between Seller and Wilmington Health (the “PSMA”)), are all of the assets used or held for use in the operation of the Business. All of Seller’s assets are in operating condition. Neither the Centers nor any item of tangible personal property among the Seller’s assets is in need of maintenance or repair except for any ordinary, routine maintenance and repair that is not material in nature or cost. Seller has or will have at Closing, good, valid and marketable title to, a valid leasehold interest in, or a valid and enforceable license or right to use, as the case may be, all Seller’s assets (including the Purchased Assets) free and clear of all Liens, other than Permitted Liens. Seller does not own any beneficial interest in any stock, securities or any other equity of any entity.

2.6 No Violation. Except as set forth on Schedule 2.6, the execution, delivery and performance by Seller Parties and Seller Representative of this Agreement and the other Transaction Documents and the consummation of the Transactions will not (a) constitute a violation of, conflict with or constitute a default under any term or provision of Seller’s organizational documents, including its Articles of Incorporation or Bylaws; (b) with respect only to the Redemption, constitute or result in a violation of any Law or Permit; (c) result in a violation or breach by any Seller Party of, conflict with, constitute (with or without due notice or lapse of time or both) a default by any Seller Party (or give rise to any right of termination, cancellation, payment or any acceleration of rights or obligations) under, or result in the creation of any Lien upon any of Seller’s assets, including the Purchased Assets, under any of the terms, conditions, or provisions of any Contract, note, bond, mortgage, indenture, license to which any Seller Party or their Affiliates is a party or by which any Seller Party or their Affiliates may be bound or encumbered, (d) result in the creation of any Lien upon any of Seller’s assets (including the Purchased Assets), or (e) violate any other restrictions or covenants of any kind to which any Seller Party or the Shares are subject. Notwithstanding the foregoing or any other contrary provision in this Agreement, Seller Parties make no representations or warranties, express or implied, regarding or with respect to the management and operation of the Business by Buyer and Seller from and after the Closing, and such management and operation of the Business by Buyer and Seller from and after the Closing is expressly excluded from all representations and warranties made by Seller Parties herein, including but not limited to as set forth in this Section 2.6 and in Section 2.7.

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2.7 Consents and Approvals. Except as set forth in Schedule 2.7(a), the execution and delivery of, and performance under, the Transaction Documents and the consummation of the Transactions have been or will be at Closing duly authorized by all appropriate parties, and no other action, approval, notice or consent on the part of Seller, the Shareholders or any third party is necessary for Seller Parties to consummate the Transactions or to perform Seller Parties’ obligations in the Transaction Documents. Except as set forth in Schedule 2.7(b), no consent, approval, waiver, authorization or other action is required by or of, and no notice is required to be given to, any Governmental Authority or other third party in order to duly execute, deliver and perform the obligations under the Transaction Documents or to consummate the Transactions, including (a) the assignment and assumption of the Assumed Contracts, (b) the purchase, sale, transfer or assignment of the Redeemed Shares, and (c) the purchase, sale and transfer of the Purchased Assets.

2.8 Litigation. Except as set forth in Schedule 2.8, there is no action, lawsuit, administrative proceeding, condemnation, arbitration, mediation, audit, investigation or other proceeding (each, a “Legal Proceeding”) pending or, to the knowledge of Seller Parties, threatened against, involving, or affecting any of the Seller Parties, the Shares, the Seller’s assets, the Centers, the Business, or any of the Clinical Providers (as defined in Section 2.20(e)), at law or in equity, before any Governmental Authority, and, to the knowledge of Seller Parties, no basis for any Legal Proceeding exists that could reasonably be expected to affect the Shares, the Seller Parties, the Seller’s assets, the Centers, the Business or the Clinical Providers.

2.9 Material Vendors. Schedule 2.9 sets forth a complete and correct list of the names of the top ten (based on amounts paid) suppliers and vendors to whom Seller has paid consideration for goods received or services rendered in the 12-month period immediately preceding the Effective Date (collectively, the "Material Vendors"). Seller has not received any written notice and Seller Parties have no knowledge (a) that a dispute of any kind exists or could reasonably be expected to arise as a result of events or occurrences that took place prior to Closing that involve or affect any of the Material Vendors, or (b) that any of the Material Vendors have ceased or intend to cease to supply goods or services to Seller or to otherwise terminate or materially modify the terms in which such goods or services are provided to Seller.

2.10 Contracts. Schedule 2.10 contains the party names, effective date, a brief description of the subject matter of each Contract, and if applicable, a description of the matters set forth in the remainder of this Section 2.10. Each Contract has been delivered to Buyer (to the extent in writing) or disclosed and described in reasonable detail to Buyer (to the extent oral). Except as otherwise indicated on Schedule 2.10, (a) no Contract involves consideration determined based in whole or in part on (i) the revenue or profit of the Business, or (ii) the volume of patients treated or the value of amounts billed for treatment rendered in connection with the Business whose service is paid or is payable in whole or in part by Medicare, Medicaid, or any other governmental reimbursement program; (b) all of the Contracts are in full force and effect and are valid and enforceable in accordance with their terms, subject to the application of general principles of equity and the effect of bankruptcy, insolvency, reorganization, moratorium or any similar Laws affecting creditors’ rights; (c) Seller and, to the knowledge of Seller Parties, each other party to the Contracts is in compliance with all terms and requirements of such Contracts and all applicable conditions to continued performance at levels and on terms now existing are satisfied in full; (d) neither Seller nor, to the knowledge of Seller Parties, any party to any of the Contracts has violated or will violate any applicable Law simply by performing such party’s respective obligations under such Contract in a manner consistent with past practice; (e) to the knowledge of Seller Parties, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a default, violation or breach of, or give Seller or any other party to any Contract the right to declare a default, to exercise any remedy under, to accelerate the maturity of, or any rights or obligations under, or to cancel, terminate or modify the terms of or performance under any Contract; (f) there are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by Seller under any Contract, and no third party has made a written or oral demand to any Seller Party for such renegotiation; and (g) no Seller Party has released or waived any of its rights under any Contract.

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2.11 Payors and Payor Contracts.

(a) Schedule 2.11(a) sets forth a complete and correct list of (i) the name and amount received by every governmental payor (including Medicare, Medicaid and Tricare), every commercial insurance company, and the top ten (based on amount paid) corporate health clients (collectively, the “Payors”) who has paid consideration to or on account of Seller Parties or Clinical Providers for goods sold or services rendered by or on behalf of Seller during the immediately preceding 12-month period. Seller has good, working relationships with all Payors, and no Seller Party has received any written notice, and no Seller Party has knowledge, that any Payor is considering discontinuing its relationship with any Seller Party or Clinical Provider, adjusting any fee or reimbursement schedule now in effect, or denying or disputing any claims submitted to such Payor by Seller or any Clinical Provider for services provided for the benefit of Seller.

(b) Seller and each Clinical Provider is certified, licensed, and eligible in all respects, and each Clinical Provider is appropriately credentialed, as applicable, to participate in and to bill and collect for goods sold and services rendered on behalf of Seller pursuant to the terms and conditions of each Payor’s network, plan, Contract, or program maintained by Payor for payment or reimbursement for such goods and services (collectively, “Payor Programs”). Seller and each Clinical Provider maintain, to the extent required to bill and collect under any Payor Program, all valid provider numbers and provider agreements, and except as set forth in Schedule 2.11(b), are in compliance with the requirements of such Payor Programs. To the knowledge of Seller Parties, except as set forth in Schedule 2.11(b), no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the breach, default or other material amendment to any rights or obligations of either party (including the modification of any reimbursement schedule or fee schedule) to any Contract pertaining to any Payor Program in which Seller or any Clinical Provider Participates in connection with the Business (“Payor Contract”) or in the suspension, revocation, impairment, forfeiture or non-renewal of Seller’s or any Clinical Provider’s eligibility to bill and collect under any Payor Contract or Payor Program. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in the termination, suspension, revocation, violation or material modification of any Payor Contract.

2.12 Intellectual Property Rights. Except as set forth on Schedule 2.12, Seller does not possess any rights in or to, does not own, and is not a licensee in respect of any patents, websites, URLs, webpages, software (except for off-the-shelf software licenses), trademarks, service marks, trade names, copyrights, inventions, specialized treatment protocols, or other intellectual property. No Legal Proceeding is pending or, to the knowledge of Seller Parties, has been threatened alleging that any act of Seller infringed or is infringing upon or conflicting with the asserted rights of others to any patents, patent rights, trade names, trademarks, service marks, copyrights, inventions, specialized treatment protocols or other intellectual property. Seller has the sole and exclusive right to use the items described on Schedule 2.12 as currently being used by Seller without infringing on or violating the rights of any third party.

2.13 Compliance With Laws.

(a) With respect to the Centers, the Seller’s assets (including the Purchased Assets) and the Business, Seller and the Business are in compliance with all applicable Laws, and except as set forth in Schedule 2.13(a), (i) in the past five years, no material violation of any applicable Law by any Seller Party has occurred in connection with the operation of the Business, (ii) in the past five years, neither Seller nor any Shareholder has received any notice of any violation or alleged violation of any applicable Laws by a Clinical Provider, Seller or any Shareholder or any other party in connection with, or that could reasonably be expected to affect, the Business, (iii) to Seller Parties’ knowledge, in the past five years, no Clinical Provider has violated any applicable Laws, and (iv) there is no pending or, to the knowledge of Seller Parties, any present intent of any Governmental Authority to pursue any, inspection, audit, review or other Legal Proceeding involving the Business or any Seller Party in connection with such Seller Party’s role in the Business.

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(b) Seller has made available to Buyer true, complete, and correct copies of all Contracts under which Seller is a “business associate” or “covered entity” (each, a “Business Associate Agreement”), as such terms are defined in 45 C.F.R. § 160.103. Seller is not in breach of any Business Associate Agreement, and there is no information, security or privacy breach event that has occurred that would require current or future notification under HIPAA or any comparable state Laws for which Seller has not provided the notification required under such Laws.

(c) The term “Law” and “Laws” mean, individually and collectively, all laws (including the Health Care Laws), ordinances, regulations, rules, orders, common laws, injunctions, guidelines, professional standards, ethical standards, restrictions, requirements, procedures, decrees or other requirements of any Governmental Authority. The term “Governmental Authority” means any federal, state, local or any political subdivision thereof, and any department, commission, board, body, bureau, agency, court, tribunal, panel, or other instrumentality exercising executive, legislative, judicial, regulatory or administrative functions. The term “Health Care Laws” means each of the following, individually and collectively, as currently in effect, (i) the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (ii) the Federal Physician Self-Referral Law (42 U.S.C. 1395nn et seq., commonly referred to as the Stark Law), (iii) the Federal Civil Money Penalty Provisions (42 U.S.C. § 1320a-7a and 31 U.S.C. § 3801 et seq.), (iv) the Federal False Claim Acts (31 U.S.C. § 3729, et seq.), (v) Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Act, (vii) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d, et seq.) (“HIPAA”), (viii) all state Law counterparts to the Laws described in clauses (i)-(vii) and all federal and state regulations promulgated thereunder, (ix) all Laws applicable to the ownership, custody and retention of medical records, (x) all Laws applicable to the prescription, dispensation, maintenance and custody of pharmaceuticals, (xi) all Laws applicable to the splitting of medical fees by a Clinical Provider with nonlicensed persons, (xii) all Laws applicable to the corporate practice of medicine, and (xiii) all Laws applicable to a physician’s supervision of, collaboration with, and delegation of authority to, advanced practice registered nurses, nurse practitioners, physician assistants and other nonphysician healthcare providers.

2.14 Licenses and Permits.

(a) Seller owns and maintains in good standing and in full force and effect, all licenses, registrations, permits, accreditations, provider numbers, provider agreements, qualifications, certifications, and approvals granted or issued by any Governmental Authority or accreditation bodies (collectively, “Permits”), a true, complete and correct list of which is set forth on Schedule 2.14(a), that are necessary for Seller to participate in all Payor Programs in which it currently participates and to otherwise operate the Business at the Centers in compliance with all applicable Laws. No Seller Party has been notified by any Governmental Authority or other third party during the immediately preceding 24-month period that such Governmental Authority or other third party has or intends to rescind, restrict, limit, suspend or not renew any Permit or that penalties or other adverse action has been, is threatened to, or will be assessed or taken against Seller or any Clinical Provider or that any audit, investigation or other Legal Proceeding that could lead to such adverse action is being threatened with respect to any Permit. Each Permit is renewable by the appropriate Seller Party in the ordinary course of operating the Business without the need to comply with any special qualification procedures or to pay any amounts other than routine taxes or filing fees.

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(b) The Clinical Providers maintain in good standing in full force and effect, all professional licenses and other Permits required by all applicable Governmental Authorities (including state licensing boards), under applicable Laws in order to engage in the professional activities for which such Clinical Provider is engaged or employed. Seller Parties have delivered or made available to Buyer true and correct copies of the medical licenses, DEA certificates, Medicare NPI and/or UPIN numbers, and any other identifying information maintained by each Clinical Provider in connection with such Clinical Provider’s professional practice. Each of the Clinical Providers is duly licensed to practice their respective profession in North Carolina and at no time during the last five years has any such Clinical Provider (i) had his or her professional license, DEA number (if applicable), or any other professional certificate or provider number suspended or revoked, (ii) been reprimanded, sanctioned or disciplined by any state licensing board or other Governmental Authority, professional society, hospital, Payor, or specialty board, (iii) been excluded from participation in any Payor Program, or (iv) had a final judgment or settlement without judgment entered against him or her in connection with a matter alleging professional malpractice.

2.15 Real Property; Environmental Matters. Seller owns no right, title or interests in any real property. No action or omission by or on behalf of Seller or any of its Affiliates, has resulted in any party’s material noncompliance with any applicable Laws or binding determinations by any Governmental Authority relating to environmental, health and safety matters (including, without limitation, those relating to toxic or hazardous substances), including, without limitation, the Clean Air Act, the Clean Water Act, the Solid Waste Management Act (as amended by the Resource Conservation and Recovery Act), the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) (as amended by the Superfund Amendments and Reauthorization Act), the Emergency Planning and Community Right-to-Know Act, the Toxic Substances Control Act and the Occupational Safety and Health Act. None of the Business, Seller’s assets or any real property currently or formerly owned, leased or managed by Seller is listed on, or, to the knowledge of Seller Parties, has been proposed for listing on, the National Priorities List under CERCLA, or any similar state list. No conditions or circumstances exist with respect to the Centers, the Business, Seller’s assets or any real property currently or formerly owned, leased or managed by Seller that could reasonably be expected to give rise to any remedial action under, or impose any Liability on Buyer or Seller Parties or their Affiliates with respect to, any applicable Law or binding determination by any Governmental Authority regarding any environmental, health or safety matters.

2.16 Financial Condition. Schedule 2.16 contains audited financial statements of Seller consisting of its balance sheets for the years ended December 31, 2013 and December 31, 2014 and the related statements of income and cash flow for such periods (collectively, the “Audited Financial Statements”), and unaudited financial statements consisting of Seller’s balance sheet for the six months ended June 30, 2015, and the related statements of income and cash flow for each such period (collectively, “Unaudited Financial Statements” and together with the Audited Financial Statements, collectively, the “Year-End Financial Statements”). Within 21 days after the close of each calendar month after the Effective Date until Closing, Seller shall prepare and deliver unaudited financial statements consisting of a balance sheet and the related statement of profit and loss as of the end of each such calendar month (the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”). The Financial Statements (a) do and will fairly present in all material respects, the financial position of Seller as of the respective dates thereof and the results of operations of the Business for the respective periods therein, and (b) are and will be true, complete and correct in all material respects as of the respective dates and for the respective periods to which they relate.

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2.17 Undisclosed Liability. No Liabilities exist affecting Seller, the Business, the Centers, or Seller’s assets (including the Purchased Assets), except for those which (a) have been incurred in the ordinary course of Seller’s operating the Business subsequent to the date of the Unaudited Financial Statements, not in excess of $2,500, (b) are reflected in the Unaudited Financial Statements, or (c) are disclosed in Schedule 2.17. No facts or circumstances have occurred or exist that could reasonably be expected to lead to any such Liabilities except for such Liabilities that may arise in the ordinary course of operating the Business consistent with past practice.

2.18 Reimbursement; Accounts Receivable; Accounts Payable.

(a) Except as set forth in Schedule 2.18(a), since January 1, 2009: (i) Seller has timely filed all claims for reimbursement under Payor Programs (“Reimbursement Claims”); (ii) all such Reimbursement Claims have complied with all Laws and all Payor requirements for prompt payment and are true, complete and correct, and none contain any material errors, omissions or disallowable costs or expenses; and (iv) Seller and, to Seller Parties’ knowledge, Clinical Providers have not received notice of any denial, overpayment claim, or other dispute between or among either or both of them and any Payor, Governmental Authority or Medicare administrative contractor regarding such Reimbursement Claims, and there are no facts or circumstances that may reasonably be expected to give rise to any material disallowance under any such Reimbursement Claims. Seller has never failed to return an overpayment in accordance with applicable Law. All funds received in connection with the Seller’s operation of the Business are, have been and will be deposited in an account or lockbox that currently is, and at Closing will remain, under the exclusive dominion and control of Seller and which Seller is the sole account holder.

(b) The Accounts Receivable as of the Closing Date are (or will be at Closing) set forth on Schedule 2.18(b). All Accounts Receivable (i) have arisen from bona fide transactions involving the sale of goods or the rendition of services in the ordinary course of Seller’s operation of the Business, consistent with past practice; (ii) constitute only valid, undisputed claims of Seller; (iii) are not subject to patient or payor refund, recoupment, or any other claims, set-offs, defenses or counterclaims; (iv) reflect gross charges for services rendered and goods sold; and (v) subject to a reduction equal to 35% of the Accounts Receivable attributable to commercial insurance Payors for contractual adjustments and bad debts, are collectible in full within 90 days after the date the goods were sold or services were rendered.

(c) The Assumed Payables as of the Closing Date are (or will be at Closing) set forth on Schedule 2.18(c). Each of the Assumed Payables arose in the ordinary course of operating the Business, consistent with past practice, and none of the Assumed Payables are overdue or delinquent.

2.19 Inventory. All inventory owned by Seller, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of Business, consistent with past practice, except for obsolete, damaged, spoiled, or slow-moving items that have been written off or for which adequate reserves have been established in the Financial Statements. All such inventory is owned by Seller free and clear of all Liens other than Permitted Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory are neither deficient nor materially excessive, but are reasonable in the present circumstances of Seller, consistent with past practice, when considered together with any items of inventory supplied by Wilmington Health pursuant to the terms of the PSMA. Seller is not responsible for the provision or procurement of any inventory or supplies in connection with the ER Business.

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2.20 Service Providers.

(a) Schedule 2.20(a) contains (i) a current, correct and complete list of all Service Providers; (ii) a summary of each Service Provider’s current compensation rate, any bonus paid in the immediately preceding calendar year, any bonus accrued or paid for the current calendar year, additional compensation whether current, deferred, promised, accrued, or payable to each such Service Provider for services rendered or to be rendered through the period ending as of the Closing Date and an explanation of the applicable formula or calculation method used to arrive at such bonus or additional compensation; (iii) a list of all Service Providers party to a written employment agreement, independent contractor agreement, or other written agreement with or on behalf of Seller; (iv) a list of any Contract or arrangement that provides for severance or termination pay by Seller to Wilmington Health, ECEP II, or any Service Provider, and a description of such obligations; (v) a list of any Service Providers who will be entitled to any transaction bonuses, change-in-control payments, or other rights or cash compensation that arise or accelerate as a result of the Transactions, and a description of such compensation, rights or benefits; and (vi) a list of all Service Providers that have given notice to any Seller Party of a present intention to terminate such Service Provider’s relationship with Seller. Seller has delivered to Buyer copies of all written agreements between Seller and any Service Provider (including any exhibits, amendments or schedules thereto) and all of Seller’s employee or contractor manuals, materials, policies, procedures and work-related rules applicable to employees or independent contractors providing services to or for the Business.

(b) Seller has obtained and has in its files a Form I-9 and all other new-hire documentation required under applicable Law, and all such documentation is validly and properly completed in accordance with applicable Law for each Seller Employee. Except as set forth in the written agreements described in Schedule 2.20(a), all Seller Employees are employed on an “at will” basis. To the extent such classification is required to be made by Seller, each Service Provider has been correctly classified and treated (for withholding and all other purposes) by Seller as an employee or independent contractor, as the case may be, and no Service Provider classified by Seller as an independent contractor is entitled to overtime, benefits, or compensation of any kind, under any Seller Plan or applicable Law. Each Seller Employee classified and treated as “exempt” from overtime under the Fair Labor Standards Act and any applicable state laws governing wages, hours, and overtime pay, has been properly classified as such, and each non “exempt” Seller Employee has been properly classified in accordance therewith and has been paid overtime wages consistent with applicable Law. No physician that renders healthcare services in connection with the Urgent Care Business is required to be classified as an employee of Seller. No physician that renders healthcare services in connection with the business of ECEP II is required to be classified as an employee of Seller.

(c) Seller is and to Seller Parties’ knowledge at all times since January 1, 2009 has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. There are no actions or other Legal Proceedings pending or, to the knowledge of Seller Parties, threatened against Seller by or with any Governmental Authority or arbitrator in connection with the employment or retention of any current or former Service Provider, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

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(d) Seller does not, nor to Seller’s knowledge, does any Clinical Provider, have any financial relationship (whether investment interest, compensation interest, or otherwise) with any entity to which any of such individual refers patients, except for such financial relationships that qualify for exceptions to state and federal Laws restricting physician referrals to entities in which they have a financial interest. Seller Parties have reviewed the following government sponsored website: http://exclusions.oig.hhs.gov and neither Seller nor any of the Clinical Providers has been excluded, or is currently pending exclusion, from participation in any federal or state-funded Payor Programs (including Medicare, Medicaid and Tricare) or any federal procurement or non-procurement program.

(e) Certain Definitions.

(i) “Clinical Provider” means each physician and or non-physician (such as physician assistants, nurse practitioners and nurses) provider of clinical services who has rendered clinical services for or on behalf of Seller in connection with the Business, whether employed or engaged, directly or indirectly, by Seller (including (A) the clinical providers of Wilmington Health who render services at the Centers for Seller’s benefit and (B) the clinical providers employed by Seller who render services to or for the benefit of ECEP II); provided that any such person is considered to be a Clinical Provider only with respect to and to the extent of his or her provision of clinical services for or on behalf of Seller (collectively as a group, the “Clinical Providers”).

(ii) “Seller Employee” means each clinical or non-clinical employee of Seller (collectively as a group, the “Seller Employees”).

(iii) “Service Provider” means each individual or entity employed or engaged (as an independent contractor) by or on behalf of Seller in connection with the Business, including all Clinical Providers and Seller Employees (collectively as a group, the “Service Providers”).

2.21 Employee Benefit Plans. Except as set forth on Schedule 2.21, neither Seller nor any of its Affiliates has established, sponsored, contributed to, or maintained, nor is Seller obligated to make contributions to or under or otherwise participate in, (a) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document); (b) any pension, profit sharing, retirement or other plan, program or arrangement; or (c) any other benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of ERISA. All such plans listed on Schedule 2.21 (collectively, the “Benefit Plans”) have been established, operated and administered in accordance with all applicable Laws, including ERISA, the Code, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. Except with respect to any qualification failures as may have been corrected in accordance with applicable Law, each Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) is so qualified and its related trust or group annuity contract is exempt from taxation under Section 501(a) of the Code. No act or failure to act by Seller or any of its Affiliates has resulted in or constituted a “prohibited transaction” or a “reportable event” (each, as defined in ERISA) with respect to any of the Benefit Plans. Seller has not previously made, is not currently making and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980. Except as described in Schedule 2.21, no provision under any of the Benefit Plans could, as a result of the execution of this Agreement or the consummation of the Transactions: (i) result in the payment to any employee, director or consultant of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement.

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2.22 Related Parties Transactions. Except as set forth in Schedule 2.22: (i) no Seller Party has entered into any agreements, Contracts, arrangements or other business relationships with any Related Party (defined below) relating to the Business; (ii) Seller is not owed and does not owe any amount from or to the Related Parties in connection with the Business other than ordinary non-delinquent compensation and other ordinary non-delinquent incidents of employment; and (iii) no property or interest in any property that relates to and is or will be necessary or useful in the present or Seller Parties’ presently contemplated future operation of the Business, is owned or leased by or to any Related Party. “Related Party” means any of the Seller Parties, or any of Seller’s present directors, managers, officers, members, shareholders (including former shareholders) and partners, and their respective Affiliates and immediate family members.

2.23 Insurance.

(a) Schedule 2.23 contains a true, complete, and correct list and description (including insurer, coverage, deductibles, limitations and expiration dates) of all insurance policies (including fire and casualty, general liability, professional liability, theft, life, workers’ compensation, directors and officers, business interruption and all other forms of insurance) that are owned or maintained by Seller or that name any Seller Party or Clinical Provider as an insured (or loss payee) as a result of such Seller Party’s or Clinical Provider involvement with the Business, including those that pertain to the assets, employees (including independent contractors), or operations of Seller. The insurance policies are and have been in all respects sufficient to comply with all insurance requirements set forth in the Contracts and under applicable Law. With respect to each insurance policy: (i) such policy is valid, binding and in full force and effect; (ii) neither Seller nor, to Seller Parties’ knowledge, any other party, is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to the knowledge of Seller Parties, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of such policy; and (iii) no party to such policy has provided Seller with written repudiation of any provision of the policy. Seller does not participate in any self-insurance or other similar program. None of the Clinical Providers have ever been denied coverage for professional liability insurance by Seller’s insurers, and there are no pending claims that have been denied insurance coverage or with respect to which a coverage determination has yet to be made.

(b) Seller has maintained Malpractice Coverage for all non-physician Clinical Providers who are Seller Employees (including those working exclusively for the ER Business) for the entire period in which the Business has operated. Prior to March 1, 2014, Seller maintained Malpractice Coverage for all past and present Clinical Providers. Seller maintains an Extended Reporting Endorsement (tail policy), providing Malpractice Coverage relating to the period prior to March 1, 2014 for the Clinical Providers now employed by Wilmington Health. To the knowledge of Seller Parties based solely on certificates of insurance evidencing coverage, from and after March 1, 2014, Wilmington Health has maintained uninterrupted Malpractice Coverage for each of the physician Clinical Providers. Upon the termination or expiration of the Malpractice Coverage maintained by Wilmington Health for the physician Clinical Providers engaged by Seller through Wilmington Health, each such physician Clinical Provider employed by Wilmington Health is bound to obtain an Extended Reporting Endorsement (tail policy), covering the period beginning March 1, 2014 and ending on the applicable termination or expiration date. ECEP II maintains (and Seller is not obligated to maintain) uninterrupted and adequate professional liability coverage for all physicians rendering medical services in connection with the business of ECEP II. Seller is named as an additional insured on the policies referenced in this Section 2.23(b), maintained by Wilmington Health and ECEP II. “Malpractice Coverage” means uninterrupted professional liability insurance for the acts and omissions of Clinical Providers occurring in the operation of the Business at minimum annual policy limits of $1,000,000 per occurrence and $3,000,000 in the aggregate.

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(c) Schedule 2.23(c) sets forth a list of all claims filed and all notices given in connection with any potential claims against any insurance policy maintained by or on behalf of Seller, Wilmington Health or ECEP II in connection with any Clinical Provider or the Business during the immediately preceding 60 months. No Seller Party has failed to give any notice or present any claim under any insurance policy in due and timely fashion or as required by any policy and, to the knowledge of Seller Parties, no actions, omissions or occurrences have taken place that could reasonably be expected to give rise to a claim against any such insurance policies for which notice has not yet been given. With respect to Seller’s Malpractice Coverage, all premiums due prior to the Closing Date for periods prior to and including the Closing Date with respect to such policies have been timely paid. During the immediately preceding 24-month period, there has been no notice from or on behalf of any insurance carrier providing Seller’s Malpractice Coverage to the effect that insurance rates will thereafter be materially increased, that there will thereafter be no renewal of an existing policy or that material alteration of any owned or leased personal or real property or material modification of any of the Seller’s methods of doing business will be required or is suggested.

2.24 Absence of Certain Changes. Except as set forth on Schedule 2.24, since the cutoff date of the most recent Audited Financial Statements, Seller Parties have operated the Business in the ordinary course, consistent with past practice, and except as set forth on Schedule 2.24, Seller Parties have not:

(a) Paid any expense (including any capital expenditure) or incurred any Liability (other than for Transaction Expenses) in excess of $10,000 or which could reasonably be expected to exceed $10,000, other than in the ordinary course of operating the Business, consistent with past practice;

(b) Experienced any termination, revocation, expiration, lapse or suspension of any Permit;

(c) Sold, transferred or contracted to sell or transfer any of Seller’s assets other than in the ordinary course of operating the Business, consistent with past practice;

(d) Mortgaged, pledged or subjected to any Lien, any of the Shares or Seller’s assets;

(e) Except for normal annual increases consistent as to timing and amount with past practice, granted, paid, or promised to pay any bonus or increase in the salary or rate of pay of any Service Provider;

(f) Except for the Transaction Documents, entered into any Contract or transaction other than in the ordinary course of operating the Business, consistent with past practice;

(g) Authorized, declared, or paid any dividends or distributions, in cash or in kind, or otherwise transferred any assets to any Shareholder or any third party on account of rights in or to securities of Seller;

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(h) Issued, granted, awarded or assigned any shares or other securities, profit-sharing interest or voting interest in Seller, or any rights, units, warrants or options to acquire (or which are convertible into) any equity interest in Seller; or

(i) Experienced, and Seller Parties do not reasonably expect Seller to experience, any damage, destruction, loss (whether or not covered by insurance) or other material adverse change (including the loss or termination of any patient, customer or supplier) that had or may have, individually or in the aggregate, a material adverse effect on Seller’s assets (including the Purchased Assets), the Business, the Centers or the financial condition of Seller.

2.25 Books and Records. The minute books and corporate records of Seller, copies of which have been delivered to Buyer, are complete and correct in all material respects and contain accurate and complete records of all meetings and actions taken by written consent of the shareholders, directors, officers, governing body or committee of Seller during the immediately preceding two years, and no meeting or action taken by such written consent occurring during the immediately preceding two years has been held for which minutes have not been prepared and are not contained in such record books.

2.26 Taxes.

(a) Seller has timely filed all tax returns required to be filed by Seller in the past three (3) years and has timely made all payments of taxes, including any interest, penalty or addition thereto, (whether or not reflected on any such tax return) with respect to income taxes, real and personal property taxes, sales taxes, use taxes, employment taxes, excise taxes and all other taxes due and payable on or before the Closing Date. All such tax returns are complete and accurate in all respects and each properly reflects the transactions consummated and the relevant taxes for the periods covered by such tax returns in accordance with applicable tax Law. Seller has no outstanding tax liability, except for taxes attributable to the portion of the tax year immediately preceding the Closing Date, which tax is not yet due and payable. Seller has not received any notice that any tax deficiency or delinquency has been asserted against or in connection with Seller, Seller’s assets (including the Purchased Assets), the Business, the Centers or the Shares. Except as disclosed on Schedule 2.26(a), there are no pending or, to the knowledge of Seller Partiers, threatened audits relating to taxes of Seller, and Seller is not currently the beneficiary of any waiver of any statute of limitations in respect of taxes nor of any extension of time within which to file any tax return or to pay any tax assessment or deficiency. There are no Liens other than Permitted Liens relating to taxes on or, threatened against Seller, any of Seller’s assets (including the Purchased Assets), the Business, the Shares or the Centers. All taxes required by law to have been withheld or collected by or on behalf of Seller have been timely withheld and collected, and to the extent required, have been timely remitted to the proper Governmental Authority. Seller has not been a party to any tax allocation or sharing agreement or a member of any affiliated group of corporations filing a consolidated federal income tax return.

(b) No Seller Party has relied on Buyer, or any of its respective Affiliates, directors, managers, officers, shareholders, employees, or agents for any advice concerning federal or state tax consequences resulting from the Transactions, including the transfer of the Redeemed Shares. Seller Parties will be responsible for the full amount of any federal, state and any other tax Liability resulting from the Transactions, including the Seller’s sale of the Purchased Assets and each Redeemed Shareholder’s sale of his or her Redeemed Shares.

2.27 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

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2.28 No Misrepresentations. No representation or warranty by any Seller Party in this Agreement (including the statements made in the Schedules to this Agreement) or in any other Transaction Document contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

2.29 Knowledge. Certain of the representations set forth in this Agreement are qualified by the “knowledge” of Seller Parties. For purposes of this Agreement, Seller Parties’ “knowledge” shall mean the knowledge of each Seller Party and their respective officers, directors, shareholders, managers, after due and reasonable inquiry.

Article 3
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Seller:

3.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority and Binding Effect. Buyer has all requisite power and authority to execute, deliver and perform its obligations under each of the applicable Transaction Documents and to consummate the Transactions. The execution and delivery of, and performance under, the Transaction Documents and the consummation of the Transactions have been duly authorized, and no other action, approval, notice or consent on the part of Buyer in order for Buyer to consummate the Transactions or to execute, deliver or perform Buyer’s obligations set forth in the Transaction Documents. Upon execution and delivery by Buyer, this Agreement will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by the other party thereto) legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by applicable law or equitable principles.

3.3 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

3.4 No Misrepresentations. No representation or warranty made by Buyer in this Agreement or any other Transaction Document contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

Article 4
COVENANTS

4.1 Access to Information; No Waiver. For separate consideration, the receipt and sufficiency of which is acknowledged by Seller, from the Effective Date until Closing, Seller shall (a) afford Buyer and the directors, officers, employees, consultants, financial advisors, counsel, brokers, and accountants (collectively, “Representatives”) of Buyer full and free access to inspect all of Seller’s properties, assets, premises, books and records, Contracts and other documents and data that Buyer or its Representatives deem relevant to their investigation and review of the Business, the Centers and Seller’s assets; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer and its Representatives in their investigation and review of the Business, the Centers and Seller’s assets. Any investigation pursuant to this Section 4.1 shall be conducted in such a manner as not to unreasonably interfere with the conduct of the Business. No investigation by Buyer or its Representatives or information furnished by Seller or their Representatives to Buyer or its Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement or the other Transaction Documents.

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4.2 Service Providers.

(a) Immediately after Closing, Seller shall continue the employment of substantially all non-clinical Seller Employees on substantially the same terms, at substantially the same rates of pay, and with the same benefits as immediately prior to the Closing; provided that Buyer may request that the terms of any employment agreement between Seller and any officer of Seller be renegotiated prior to Closing, and to the extent permissible under applicable Law, Seller, in cooperation with Buyer, shall attempt in good faith to renegotiate such terms in accordance with Buyer’s request.

(b) Immediately after Closing, Seller shall continue the employment of all Clinical Providers employed by Seller at Closing and shall continue the engagement of any Clinical Providers who render services for the benefit of Seller at Closing. The continued employment and engagement of such Clinical Providers shall be on substantially the same terms, at substantially the same compensation levels or rates of pay, and with respect to the employed Clinical Providers, at the same benefits as immediately prior to the Closing.

(c) Any Seller Employees who continue employment with Seller following the Closing are referred to as “Continuing Employees”. If Buyer changes the entity employing any Continuing Employee following the Closing (e.g., to Buyer or any of its Affiliates), or separately transitions any Continuing Employee to a Buyer benefit plan, Buyer shall give to each such Continuing Employee full service credit (including for vesting, eligibility, and future contributions) under all Buyer benefit plans for such Continuing Employee’s years of service with Seller.

(d) With respect to the physician Clinical Providers who render services to Seller under the PSMA, the parties intend that immediately after Closing such physician Clinical Providers will continue to render such services to Seller under the PSMA without modification to the terms existing immediately prior to the Closing.

(e) To the maximum extent permissible under applicable law, Seller shall provide Buyer with access to all Seller’s records related to the Service Providers, including background checks, OIG exclusion checks, drug tests and records relating to performance reviews, disciplinary actions, and grievances.

4.3 Medical Records. The parties acknowledge and agree that Seller shall retain ownership and custody of, and legal title to, all notes, charts and other information constituting “medical records” as such term is used in applicable North Carolina Law (the ”Medical Records”), and such records shall remain with Seller. Seller shall use commercially reasonable care at all times in the retention, maintenance, confidentiality, privacy, security, access and copying of the Medical Records and agrees to comply with all applicable Law regarding custody, ownership, retention, maintenance, confidentiality, privacy, security, access and copying of the Medical Records, including without limitation HIPAA and all other Health Care Laws.

4.4 Conduct Prior to Closing. From the Effective Date until Closing, except as otherwise provided in this Agreement or as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller Parties shall conduct the Business in the ordinary course, consistent with past practice, and shall use commercially reasonable efforts to maintain and preserve intact the Business, the Centers, Seller’s assets and the relationships with the Service Providers, patients, employers, lenders, suppliers, regulators and others having commercial relationships with the Business. Without limiting the foregoing, from the Effective Date until Closing, Seller shall, in a manner consistent with past practices, use commercially reasonable efforts to:

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(a) Preserve and maintain all Permits necessary to operate the Business in compliance with applicable Law;

(b) Pay the debts, taxes and other Liabilities of the Business when due;

(c) Bill for goods sold and services rendered, and collect accounts receivable on account thereof;

(d) Manage its working capital, including not delaying payment of accounts payable; accelerating the collection of accounts receivable; accelerating the sale or disposal of inventory; or offering patients inconsistent transaction terms (including discounts or delayed payment arrangements);

(e) Maintain the Centers and tangible assets of the Business in the same condition as they were on the Effective Date, subject to reasonable wear and tear;

(f) Timely perform all Seller Parties’ obligations under the Contracts in effect relating to the Business, and maintain such Contracts in full force and effect without modification;

(g) Maintain the books and records (including the Medical Records) of the Business;

(h) Comply with all Laws and the terms of any Contract applicable to the Centers, the Business and the ownership and use of Seller’s assets;

(i) Not take any action, commit to take any action, or permit any action to be taken that could reasonably be anticipated to (i) cause any of the changes, events or conditions to occur, which Seller Parties would be required to disclose in Schedule 2.24 as of Closing or (ii) prevent Seller Parties from performing or cause Seller Parties not to perform one or more covenants required hereunder to be performed by such Seller Parties; and

(j) Promptly notify Buyer of any fact, circumstance, event or action the existence, occurrence or taking of which has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Centers, Seller’s assets (including the Purchased Assets) or the Business.

4.5 Public Announcement. Prior to Buyer’s filing of the Form 8-K or press release reporting or announcing the entry into this Agreement, which Buyer may do without consent of or notice to Seller Parties (provided, however, that Buyer shall give Seller not less than three days prior notice of such filing and an opportunity to review and comment on such filing, which comments Buyer shall consider in good faith), neither Seller, the Shareholders nor Buyer shall make, or permit any agent or Affiliate to make, any public statements, including any press release or public statement with respect to the Transactions without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed) except as required by applicable Law or the requirements of any applicable stock exchange based on the reasonable advice of counsel.

4.6 Consents. No later than ten calendar days after the Effective Date, Seller Parties shall give all notices required to be given as a result of the prospective consummation of the Transaction (notwithstanding the fact that notice may not technically be due as a result of the period of time between the Effective Date and Closing) under all Payor Contracts and shall use commercially reasonable efforts to obtain all consents described in Schedule 2.7 prior to Closing. The form and substance of any written notice shall be subject to the prior approval of Buyer, which shall not be unreasonably withheld, conditioned or delayed.

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4.7 Restrictive Covenants. Each Seller Party acknowledges (a) the covenants set forth in the Restrictive Covenant Agreements are an essential part of this Agreement and that, but for the agreement of each Shareholder to comply with such covenants, Buyer would not have entered into this Agreement, and (b) that the restrictions set forth in the Restrictive Covenant Agreements are reasonable and necessary to protect the legitimate business interests of Buyer after Closing and the goodwill being purchased by Buyer.

4.8 Tax Matters. All transfer, documentary, sales, use, stamp, registration, and other such taxes and fees (including any penalties and interest) incurred in connection with the Transactions, this Agreement and the other Transaction Documents (including any real property transfer tax and any other similar tax) shall be borne and paid by Shareholders when due. Promptly following Closing, the tax books of Seller shall be closed, and Terri Miller, CPA for Seller, shall allocate items of income, gain, loss, deduction and credit to the short taxable year in which such items are recognized under the cash basis method of accounting, and not pro rata across the entire calendar year. Using the information prepared by Terri Miller and the purchase price allocation set forth in Section 1.8, Seller Representative, at Shareholders’ sole cost and expense, shall cause for the timely preparation and filing of the Seller’s final tax return on Form 1120 and corresponding Forms K-1 for the period ending on the Closing Date. Except as described in this Section 4.8, Buyer shall bear the reasonable and customary costs and expenses relating to the taxable events arising from the operation of the Business after Closing.

4.9 Payment of Expenses. Except with respect to the audit of the Seller’s financial statements, the cost of which shall be paid by Buyer, Buyer and each of the Seller Parties shall bear their own Transaction Expenses.

4.10 Updates to Schedules. Buyer and Seller Parties shall promptly supplement and amend the Schedules to this Agreement for which they are responsible to reflect those events and circumstances, if any, that occur between the Effective Date and the Closing Date, which, if existing or known on the Effective Date (or occurring on or before the Effective Date) would have been required to be set forth or described in the Schedules or which are necessary to correct any information in the Schedules that has been rendered inaccurate or incomplete by such events or circumstances.

4.11 No-Shop.

(a) In consideration of the substantial time and expense to Buyer in analyzing the Business and the Purchased Assets, conducting its due diligence investigation, and preparing the Transaction Documents, for the Covered Period (defined below), neither Seller, Shareholders, nor any of their Affiliates, Representatives, or their respective equity owners shall, directly or indirectly, without the prior written consent of Buyer, contact, respond to, negotiate with, or initiate or engage in discussions with any person, corporation, partnership, or other entity (other than Buyer) regarding (i) the sale or other disposition of all or substantially all of Seller’s assets, (ii) the issuance, sale or other dispossessory or other dilutive action involving of any capital stock or other equity interests in Seller, (iii) the merger or consolidation of Seller with or into any other entity, or (iv) the management of all or any material portion of the Business or Seller’s assets. Upon receipt during the Covered Period of any communication to any Seller Party from any corporation, partnership, person, or other entity regarding any transaction described in clauses (i)-(iv) of the previous sentence, Seller Representative shall promptly provide written notice to Buyer of such communication, identifying the communicant (each, a “Soliciting Party”) and the subject matter and substance of the communication. Seller Representative also shall promptly inform the Soliciting Party that Seller is not free to discuss the matter and that any further effort to do so would interfere with Seller’s obligations under an existing contract. Notwithstanding the preceding sentences of this Section 4.11, the term “Soliciting Party” shall not include any corporation, partnership, person, or other entity with whom Seller has previously entered into a confidentiality or nondisclosure agreement for the purposes of discussing any transaction described in clauses (i)-(iv) prior to the commencement of the Covered Period; provided that Seller shall deliver the written notice required in the previous sentence (including all information therein to the extent permissible under any applicable confidentiality or nondisclosure agreement) with respect to such unsolicited communication from any such party. For purposes of this Section 4.11, the term “Covered Period” means the period beginning April 9, 2015 (the date of the full execution and delivery of the Letter of Intent contemplating the Transactions) and ending on the Closing Date or the earlier expiration or termination of this Agreement.

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(b) If Seller enters into a binding agreement to consummate any of the transaction described in clauses (i)-(iv) of Section 4.11(a) with any Soliciting Party during the nine-month period immediately after the termination or expiration of this Agreement, Seller shall pay Buyer $50,000 in immediately available funds by wire transfer no later than three business days after such agreement becomes binding.

4.12 Access to Information after Closing. Buyer agrees that, for a period of three (3) years after the Closing Date, upon the delivery by any Seller Party of a written request for records in accordance with this Section 4.12, Buyer shall provide Seller Parties during normal business hours reasonable access to and shall permit Seller Parties to make reasonable numbers of copies, at Seller Parties’ expense, of any of the data, books and records of the Business generated by Seller in the course of its operation of the Business prior to Closing. The written request for records shall be delivered no later than three business days in advance of the proposed record review date and shall state the purpose for which the Seller Party intends to use the records. Buyer may decline access to such records if, in Buyer’s reasonable discretion, it determines that the stated purpose of the Seller Party is improper, overly broad, or is made other than in good faith. In any case, such Seller Party’s access shall be limited to the records created prior to Closing, which are germane to the stated purpose.

4.13 Further Assurances. Each party to this Agreement, from and after Closing, upon the reasonable request of any other party hereto and without further consideration, shall (a) execute and deliver to the requesting party such documents and further assurances and (b) take such other actions (without cost to the requesting party) in order to carry out the purposes and intentions of this Agreement and the other Transaction Documents.

Article 5
TERMINATION AND Conditions to closing

5.1 Termination.

(a) This Agreement shall terminate automatically without any further action of any party at 5:00 p.m., Atlanta, Georgia time on October 4, 2015. This Agreement may be terminated at any time (i) by the mutual written agreement of Buyer and Seller, (ii) by Buyer, upon delivery of written notice of termination to Seller if there has been a material adverse change to the Business, or (iii) by Buyer or Seller if the terminating party is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the other party and such breach, inaccuracy or failure has not been cured by the breaching party within ten days after the non-breaching party’s delivery of written notice of such breach, inaccuracy or failure to perform or would render satisfaction of the conditions to Closing set forth in this Agreement impossible; or (iv) by Buyer or Seller upon delivery of written notice of termination to the other party if (A) the other party commences a voluntary case, or any third party commences an involuntary case against the other party, under any chapter of the federal bankruptcy laws, and the case is not dismissed by midnight of the 60th day after commencement, (B) a court of competent jurisdiction appoints, or the other party makes an assignment of any portion of its assets to, a custodian, or (C) the other party fails generally to pay its debts as they become due (unless those debts are subject to a good-faith dispute as to liability or amount) or acknowledges in writing that it is unable to do so.

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(b) If this Agreement is terminated pursuant to Section 5.1(a)(iii), upon the expiration of the cure period, if any, the breaching party shall reimburse the non-breaching party for up to $40,000 for the non-breaching party’s out-of-pocket costs reasonably incurred in connection with the Transactions, including, but not limited to, fees paid or payable to lawyers, accountants, consultants, and advisors. Such reimbursement shall be payable in immediately available funds by wire transfer no later than five business days after such termination.

5.2 Seller Conditions. Seller Parties’ obligation to close the Transactions shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date, unless specifically waived in writing by Seller Representative in whole or in part at or prior to Closing:

(a) All obligations of Buyer to be performed in this Agreement or the other Transaction Documents through and including the Closing Date (including all closing deliveries required under Section 1.11 and all other obligations Buyer would be required to perform at the Closing if the Transactions were consummated) shall have been performed in all material respects;

(b) All of the representations, warranties, covenants and agreements of Buyer contained in this Agreement shall in all material respects be true, correct and not breached as of the Effective Date and the Closing Date; provided that Seller Representative’s decision to proceed with Closing shall not serve as a waiver of any deficiency therein or breach thereof;

(c) Seller shall have obtained all consents, including those set forth in Schedule 2.7, required to enter into the Transaction Documents and consummate the Transactions; and

(d) The provisions of all Schedules to this Agreement that were not included on the Effective Date, or to the extent updated by Buyer after the Effective Date, shall be acceptable to Seller Representative in his reasonable discretion.

5.3 Buyer Conditions. Buyer’s obligation to close the Transactions shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date, unless specifically waived in writing by Buyer, in whole or in part, at or prior to Closing:

(a) All obligations of Seller Parties to be performed in this Agreement or the other Transaction Documents through and including the Closing Date (including all closing deliveries required under Section 1.10 and all other obligations Seller Parties would be required to perform at the Closing if the Transactions were consummated) shall have been performed in all material respects;

(b) All of the representations, warranties, covenants and agreements of Seller Parties contained in this Agreement shall in all material respects be true, correct and not breached as of the Effective Date and the Closing Date; provided that Buyer’s decision to proceed with Closing shall not serve as a waiver of any deficiency or breach thereof;

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(c) Buyer shall have received financing in an amount no less than the Purchase Price;

(d) Seller shall have entered into an Amended and Restated Professional Services Management Agreement with Wilmington Health in a form reasonably acceptable to Buyer;

(e) Buyer shall have entered into a new lease agreement or assumed Seller’s existing lease providing for Buyer’s use and occupancy of the Shipyard Center, in form and substance reasonably acceptable to Buyer;

(f) ECEP II shall have renewed its Services and Staffing Agreement, dated January 1, 2000 and most recently amended on June 1, 2014, with Seller for another one-year term;

(g) Buyer shall have obtained all Permits from any Governmental Authority, approvals under any Payor Contracts, and entered into all agreements with third parties, each as Buyer deems necessary, in its reasonable discretion, to consummate the Transactions, to perform its obligations under the Transaction Documents, and to manage the non-clinical aspects of the Business after Closing;

(h) Seller shall have given all notices and obtained all consents, including those set forth in Schedule 2.7, required to enter into the Transaction Documents and consummate the Transactions;

(i) There shall not have been any Lien (other than Permitted Liens) on, or material adverse change in or to Seller’s assets (including the Purchased Assets) other than the distribution of real property located in Brunswick County, NC by Seller to Seamist, the Business or the Centers since the cutoff date of the most recent Audited Financial Statements;

(j) Buyer and Seller shall have entered into a management services agreement governing the relationship of the parties after Closing pursuant to which Buyer will, among other things, perform substantially all nonclinical services related to the Business in exchange for a monthly management fee; and

(k) The provisions of all Exhibits and Schedules attached to this Agreement that were not attached at the Effective Date or to the extent updated by Seller after the Effective Date shall be acceptable to Buyer in its reasonable discretion.

Article 6
INDEMNIFICATION

6.1 Survival. Except in the case of fraud, intentional misrepresentation, or willful misconduct and as otherwise indicated in this Section 6.1, (a) all of the representations and warranties in this Agreement (other than the Fundamental Representations (defined below)) shall survive Closing and shall remain in full force and effect for a period of 12 months after the Closing Date; (b) all of the representations and warranties set forth in Sections 2.5 (with respect only to title of the Purchased Assets), 2.6, 2.7, 2.10, 2.11, 2.13, 2.15 and 2.23 shall survive Closing and shall remain in full force and effect for a period of 24 months after the Closing Date; and (c) the Fundamental Representations shall survive Closing and shall remain in full force for the period of the applicable statute of limitations plus any extensions or waivers thereof. All covenants, agreements and obligations of the parties contained in this Agreement and the other Transaction Documents shall survive Closing until fully performed or satisfied. The term “Fundamental Representations” means the representations of Seller Parties set forth in Sections 2.1, 2.2, 2.3, 2.26 and 2.27, and the representations of Buyer set forth in Sections 3.1, 3.2 and 3.3. Notwithstanding the foregoing, any claims for indemnification asserted in writing and in good faith, with reasonable specificity (to the extent known at such time), and in accordance with the procedures set forth in Section 6.11, prior to the expiration date of the applicable survival period shall not be barred by the expiration of the relevant representation or warranty and any such claims shall survive until finally resolved.

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6.2 Indemnification by Shareholders. Subject to the limitations set forth in this Article 6, the Shareholders shall, jointly and severally, indemnify, defend, protect, and hold harmless Buyer and its Affiliates and their respective directors, managers, officers, members, shareholders, partners, agents, Representatives, successors and permitted assigns (collectively, the “Buyer Indemnitees”) for, from, and against, and be liable for, and pay on behalf of or reimburse such Buyer Indemnitees for, as and when incurred, any and all liabilities, losses, damages, claims, actions, suits, demands, causes of action, costs, expenses, interest, awards, judgments and penalties of any nature whatsoever (including, without limitation, reasonable legal costs and expenses) (“Losses”), that any such
Buyer Indemnitee may suffer, sustain, or become subject to, directly or indirectly caused by, relating to, arising out of, resulting from, attributable to, or in any way incidental to the occurrence of:

(a) Any breach or inaccuracy of any representation or warranty made by any Seller Party in this Agreement or any other Transaction Document;

(b) Any breach or nonperformance of any covenant, agreement or obligation to be performed by any Seller Party pursuant to this Agreement (including the obligations set forth in this Article 6) or any other Transaction Document (excluding the Restrictive Covenant Agreements);

(c) Any Excluded Asset or any Retained Liability;

(d) Action taken by Blue Cross Blue Shield of North Carolina (“BCBSNC”) to discontinue or reduce Seller’s reimbursement under Schedule 1 of the Reimbursement Exhibit to the First Amendment to Network Participation Agreement – Professional, dated effective April 1, 2014 (“Reimbursement Exhibit”) or to terminate such agreement, but only if (i) such action by BCBSNC is the result of or is prompted by the failure to satisfy one or more of the conditions set forth in the Reimbursement Exhibit and (ii) such condition was unsatisfied at Closing; or

(e) Any Legal Proceeding or Liability (except for those relating to the enforcement of this Agreement) arising out of or relating to (i) the ownership or operation the Business or Seller’s assets (including the Purchased Assets) prior to Closing, (ii) the ownership or transfer of any shares in Seller prior to the Redemption or the sale or transfer of the Shares as part of the Redemption, or (iii) the assets owned or formerly owned by Seller or any of Seller’s Affiliates on or prior to Closing.

6.3 Indemnification by Buyer. Subject to the limitations set forth in this Article 6, Buyer shall indemnify, defend, protect and hold harmless Shareholders, and their Affiliates and respective Representatives (collectively, the “Seller Indemnitees”) for, from and against, and be liable for, and pay on behalf of or reimburse such Seller Indemnitees for, as and when incurred, any and all Losses that any such Seller Indemnitee may suffer, sustain, or become subject to, directly or indirectly caused by, relating to, arising out of, resulting from, attributable to, or in any way incidental to the occurrence of:

(a) Any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or any other Transaction Document;

(b) Any breach or nonperformance of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (including the obligations set forth in this Article 6) or any other Transaction Document;

(c) Any Assumed Liability; or

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(d) Any Legal Proceeding or Liability (except for those relating to the enforcement of this Agreement) arising out of or relating to the ownership or operation of the Business or the Purchased Assets after Closing.

6.4 Indirect Losses; Escrow Amount. Shareholders acknowledge and agree that (a) Buyer is relying and will rely on the accuracy and completeness of the representations, warranties and agreements set forth in this Agreement in closing the Transactions and in its management of the Business after Closing, (b) as manager of the Business, Buyer indirectly will suffer damages from any Losses for which indemnification is available under Section 6.2, and (c) in determining whether any Buyer Indemnitee is entitled to indemnification under this Agreement, any release, waiver or discharge by Seller of any Shareholder or such Shareholder’s successors, assigns, heirs or agents (including the waiver and release set forth in Section 4 of the Stock Redemption Agreement) shall be disregarded. For the avoidance of doubt, (x) Shareholders agree that Buyer Indemnitees shall be entitled to indemnification for Losses in accordance with the terms of this Article 6 (without reduction for or limitation by any release or waiver of any Shareholder by Seller) as if Buyer suffered or sustained such Losses directly, and (y) the Escrow Amount is intended to be available to reimburse Buyer Indemnitees for any Losses they may incur (subject to the limitations otherwise set forth in this Article 6) and is not intended as a source of payment for any obligation owing by the Seller or Shareholders.

6.5 Limitations of Liability.

(a) Generally Applicable Caps. Notwithstanding anything to the contrary contained herein, except with respect to Excluded Claims (as defined in Section 6.5(d)), (i) the maximum aggregate liability under this Article 6 of all Shareholders to all Buyer Indemnitees, and of Buyer to all Seller Indemnitees, shall not in either case exceed (A) with respect to any inaccuracy in or breach of any Fundamental Representation, the Purchase Price, (B) with respect to all other claims for indemnification under this Article 6, $2,240,000 (the “Overall Cap”), and (ii) the maximum liability under this Article 6 of any Shareholder individually to all Buyer Indemnitees shall be an amount equal to (X) for claims made during the 12-month period immediately after the Closing Date, (a) the Overall Cap multiplied by (b) 125% of such Shareholder’s Sharing Percentage, and (Y) for claims made after the 12-month period immediately after the Closing Date, (a) the Overall Cap multiplied by (b) such Shareholder’s Sharing Percentage. The term “Indemnified Party” means, with respect to a particular matter, the party (either Buyer Indemnitee or Seller Indemnitee) who is entitled or is alleging entitlement to indemnification from the other party pursuant to this Article 6. The limitations set forth in this Section 6.5(a) are in addition to any other limitations herein and in no event shall such limitations be read or understood to diminish or detract from the limiting effect of the indemnification limitations set forth in Section 6.5(b) or any other provision of this Article 6.

(b) Basket. Except as expressly set forth herein, no Shareholder shall be liable under this Article 6 to any Buyer Indemnitee, and Buyer shall not be liable under this Article 6 to any Seller Indemnitee, unless and until the amount of Losses incurred by the Indemnified Party exceeds $56,000.00 in the aggregate (the “Deductible”), after which the applicable Indemnified Party shall be entitled to reimbursement for all Losses in excess of the Deductible, subject to the limitations provided herein. Notwithstanding the foregoing, Shareholders shall be jointly and severally liable for all Losses from the first dollar relating to or arising from the following claims and matters, without limitation by or reduction of the Deductible: (i) the Excluded Claims (defined in Section 6.5(d)), (ii) claims for or relating to any inaccuracy in or breach of any Fundamental Representation, (iii) claims for or relating to the matters for which indemnification is secured by the Payor Escrow or the Regulatory Escrow, (iv) Seller Parties’ failure to pay (or Buyer’s election to pay on behalf of Seller Parties in accordance with Section 1.6) any Retained Liability described in paragraphs (b), (c), (e), (f) or (i) of Section 1.6 or any other trade account payable that would have been properly defined as an Assumed Payable had it been disclosed on Schedule 1.10(b).

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(f) Specific Issue Limitations. Notwithstanding anything to the contrary contained herein, (i) with respect to any claim for indemnification arising out of or relating to the matter described in Section 6.2(d) for which indemnification is secured by the Payor Escrow, (A) the maximum aggregate liability of all Shareholders to all Buyer Indemnitees shall be limited to $1,000,000, (B) as set forth in Section 6.5(b), any Losses incurred by Buyer Indemnitees in connection with such matter shall be jointly and severally reimbursable by Shareholders from the first dollar, without limitation by or reduction of the Deductible, and (C) any amount paid in connection with such matter shall be included for purposes of calculating the Overall Cap; and (ii) Buyer shall have no right to indemnification for any payment or performance obligations arising after Closing under any Operating Contract unless such payment or performance arises as a result of a breach or failure to perform when due any of the terms of the Operating Contracts prior to Closing.

(c) Excluded Claims. The limitations set forth in Sections 6.5(a), (b), and (c), shall not apply to or otherwise affect any parties ability to make claims or recover Losses with respect to claims for indemnification for fraud, intentional misrepresentation or willful misconduct (collectively, the “Excluded Claims”). In addition, the amount of Losses with respect to the Excluded Claims will be disregarded in determining whether the Overall Cap has been met and any Losses subject to the Deductible will be disregarded in determining whether any limitation on Losses has been met.

(d) Duty to Mitigate. Nothing in this Agreement shall be construed to relieve the Indemnified Party from its duty, if any, under law to mitigate or otherwise act reasonably upon the occurrence of any event giving rise to any claim or Losses.

(e) Waiver of Consequential Damages. No party hereto shall be liable to any Buyer Indemnitee or Seller Indemnitee, as applicable, for any unforeseeable loss of profits, business interruption, or any special, exemplary, punitive, consequential or similar damages of any nature, whether based on contract, tort, negligence, or any other theory of recovery or cause of action, in law or in equity, arising out of or otherwise relating to this Agreement other than indemnification for amounts paid or payable to third parties in respect of any Third Party Claim for which indemnification hereunder is otherwise required.

6.6 Materiality. Notwithstanding anything in this Agreement to the contrary, for purposes of determining the amount of any Losses that are the subject matter of an indemnification claim, each representation and warranty contained in this Agreement is to be read without regard and without giving effect to any materiality, material adverse effect or similar standard or qualification contained in such representation or warranty (as if such standard or qualification were deleted from such representation and warranty).

6.7 Exclusive Remedy. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation or willful misconduct on the part of a party in connection with the Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement (other than the subject matter contained in the Restrictive Covenant Agreements), shall be pursuant to the indemnification provisions set forth in this Article 6. Nothing in this Section 6.7 shall inhibit or restrict the parties’ rights to injunctive relief as set forth in Section 6.9.

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6.8 Payments; Recourse; Set Off.

(a) The outstanding balance of the Note and the Escrow Amount (to the limited extent set forth in this Article 6), will secure the indemnification obligations of the Shareholders under this Agreement. Except as set forth in this Section 6.8, to the extent a Buyer Indemnitee is entitled to indemnification under this Agreement, it shall obtain such indemnification, first, by offsetting the then-existing outstanding balance of the Note. Once the balance of the Note is exhausted, the Buyer Indemnitees may make claims against the Shareholders, directly or through the Seller Representative, to be paid in cash, by wire transfer of immediately available funds to an account designated by the applicable Buyer Indemnitees within 10 days after final determination of the Loss as set forth in Section 6.11. Notwithstanding the foregoing, if Seller Representative fails to make any payment pursuant to this Article 6 within the time period required herein, then Buyer Indemnitees will have the option, in their sole discretion, in addition to any other rights or remedies Buyer or any Buyer Indemnitee may have in this Agreement or at law or in equity, to recover such amounts by offsetting such amounts against any amount payable to any of the Seller Parties or their Affiliates under any of the Transaction Documents. Any indemnification obligation owed to the Seller Indemnitees pursuant to this Article 6 shall be made by Buyer by wire transfer of immediately available funds in accordance with written instructions provided by the Seller Representative within 10 days after final determination of such Loss as set forth in Section 6.11;

(b) To the extent any Buyer Indemnitee suffers Losses relating to, arising out of, resulting from, attributable to, or in any way incidental to the Settlement Agreement, entered into in December 2001, between the United States of America, acting through the Department of Justice (acting on behalf of several other Governmental Authorities), ECEP II, and Eastern Carolina Emergency Physicians, P.A. (predecessor to Medac Health Services, P.A.), or the matters giving rise thereto, the Buyer Indemnitee shall obtain indemnification first by offsetting the outstanding balance of the Regulatory Escrow. Once the Regulatory Escrow has been exhausted, any Buyer Indemnitee may pursue such claims in accordance with this Article 6;

(c) To the extent any Buyer Indemnitee is entitled to indemnification for Losses arising out of or relating to Section 6.2(d), the Buyer Indemnitee shall obtain such indemnification, first, by offsetting the outstanding balance of the Payor Escrow. Once the Payor Escrow has been exhausted, any Buyer Indemnitee may pursue such claims in accordance with this Article 6, subject to the $1,000,000 limitation set forth in Section 6.5(c); and

(d) To the extent any Buyer Indemnitee is entitled to indemnification for Losses directly or indirectly caused by, relating to, arising out of, resulting from, attributable to, or in any way incidental to Seller’s prior ownership of real property, which property was transferred to Seamist, including with respect to indebtedness or Liens related thereto, the Buyer Indemnitee may, in addition to any other rights or remedies the Buyer Indemnitee may have under this Agreement or at law or in equity, offset amounts payable to Seamist.

6.9 Injunctive Relief. Notwithstanding the provisions of Article 6, the parties agree that irreparable damage would occur in the event that any of the provisions in this Agreement were not performed by Seller Parties or Seller Representative in accordance with their specific terms or were otherwise breached. Accordingly, Buyer shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by Seller Parties or Seller Representative and to enforce specifically the terms and provisions in this Agreement, in addition to any other remedy to which Buyer is entitled at law or in equity.

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6.10 Other Matters. Any liability for indemnification under this Article 6 shall be determined without duplication of recovery by multiple parties and by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. The amount of any Losses for which indemnification is entitled under this Article 6 shall be reduced by any amounts actually recovered by the Indemnified Party (or any other person or entity that receives payment on account of amounts payable to the Indemnified Party) under insurance policies or any other source.

6.11 Notice; Indemnification Procedures.

(a) Any party seeking indemnification under this Article 6 shall give the party from whom indemnification is being sought notice of any matter which such Indemnified Party has determined to give rise to or to potentially give rise to a right of indemnification under this Agreement as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event that would be reasonably likely to give rise to Losses for which indemnification may be sought under this Article 6; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party (defined in Section 6.11(b)) shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced by such delay. Notwithstanding anything in this Agreement to the contrary, the parties shall only be obligated for those Losses to which the Indemnified Party has given the Indemnifying Party written notice thereof prior to the expiration of the applicable survival period, if any, set forth in Section 6.1. If a party receiving a notice of a claim of Losses incurred by the other party disputes, in writing, all or any portion of the Losses set forth in such notice within 10 days after receipt thereof, the parties shall negotiate in good faith to resolve the matter. If the parties are unable to resolve the matter within 20 days after delivery of the written dispute notice, then each party may seek any remedy permissible under this Agreement.

(b) The liability of a party (the “Indemnifying Party”) to an Indemnified Party under this Article 6 with respect to Losses arising out of claims of any third party that are subject to indemnification in this Article 6 (“Third Party Claims”) shall be governed by and contingent on the following additional terms and conditions:

(i) if any third party notifies any Indemnified Party with respect to a Third Party Claim, then the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 20 days after the receipt by the Indemnified Party of such notice; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any indemnification obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced by such delay.

(ii) The Indemnifying Party will have the right to assume and control the defense of the Third Party Claim in a diligent manner at its expense and with counsel of the Indemnifying Party’s choice (subject to the reasonable satisfaction of the Indemnified Party), so long as the Indemnifying Party gives notice of its intention to do so to the Indemnified Party within 30 days after the receipt of notice of such Third Party Claim from the Indemnified Party.

(iii) If the Indemnifying Party assumes the defense of a Third Party Claim, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, and (B) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the written consent of the Indemnified Party, unless such judgment or settlement (x) includes an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim, and (y) does not impose equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder. No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled by the Indemnified Party, nor shall the Indemnified Party consent to the entry of any judgment with respect thereto, without the written consent of the Indemnifying Party.

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(iv) In the event that the Indemnifying Party does not assume the defense of a Third Party Claim, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably and in good faith may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer arising out of or resulting from the Third Party Claim to the fullest extent provided under this Article 6.

(v) Each of the Indemnifying Party and the Indemnified Party shall cooperate with the other in the defense of a Third Party Claim and make available all witnesses, pertinent records, materials and information in such party’s possession or under such party’s control relating to such Third Party Claim as is reasonably requested by the other party.

(c) Upon Buyer’s notice to the Shareholders or Shareholder Representative of a dispute, controversy or other matter involving Seller that has been determined to potentially give rise to a right of indemnification on the part of any Buyer Indemnitee under this Agreement, the Shareholders shall have the right to assume and control the handling and disposition of such dispute, controversy or other matter (even prior to the time that such dispute, controversy or other matter is not yet a Third Party Claim) on behalf of Seller, and Seller shall cooperate in all reasonable respect in connection with the Shareholders’ handling thereof.

6.12 Tax Treatment of Indemnification. All indemnification obligations satisfied under this Agreement, whether in cash or by offset, shall be treated by the parties as an adjustment to the purchase price for federal and state tax purposes, unless otherwise required by law.

Article 7
Shareholder REPRESENTATIVE

7.1 Appointment of Seller Representative. Each Shareholder hereby irrevocably constitutes and appoints Seller Representative as such Shareholder’s attorney-in-fact and agent in connection with the execution and performance of this Agreement and the other Transaction Documents. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any Shareholder. By execution of this Agreement, Dr. Potts accepts such appointment as Seller Representative, and agrees to perform all obligations of Seller Representative as set forth herein.

7.2 Authority of Seller Representative. Each Shareholder hereby irrevocably grants Seller Representative full power and authority:

(a) to execute and deliver, on behalf of such Shareholder, and to accept delivery of, on behalf of such Shareholder, such documents as may be deemed by Seller Representative, in his, her, or its sole discretion, to be appropriate to consummate the Transactions;

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(b) to endorse and to deliver on behalf of such Shareholder, certificates or other Transaction Documents representing the Redeemed Shares to be sold by such Shareholder at Closing;

(c) to make decisions on behalf of Shareholders (individually and as a group) with respect to the Transactions and other matters contemplated by this Agreement or the other Transaction Documents, including regarding indemnification claims;

(d) to acknowledge receipt at Closing of the Purchase Price for the Purchased Assets or Redeemed Shares sold by Seller and such Shareholder, to instruct Buyer as to delivery of the Purchase Price (including the Net Closing Proceeds) and to certify, on behalf of Seller and such Shareholder, as to the accuracy and completeness of the representations and warranties of Seller and such Shareholder under, or pursuant to the terms of, this Agreement;

(e) to (i) dispute or refrain from disputing, on behalf of Seller or such Shareholder, any claim made by Buyer or any other person or entity under this Agreement; (ii) negotiate and compromise, on behalf of Seller and such Seller, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement and at Law; and (iii) execute, on behalf of Seller and such Shareholder, any settlement agreement, release or other document with respect to such dispute or remedy;

(f) to waive, on behalf of Seller and such Shareholder, any closing condition contained in Article 5 of this Agreement and to give or agree to, on behalf of such Seller, any and all consents, waivers, extensions, amendments or modifications, deemed by Seller Representative, in his or her sole discretion, to be necessary or appropriate, under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(g) to enforce, on behalf of such Shareholder, any claim against Buyer arising under this Agreement;

(h) to engage attorneys, accountants and agents at the expense of Shareholders;

(i) to amend this Agreement (other than this Article 7) or any of the instruments to be delivered to Buyer by Shareholders pursuant to this Agreement; provided that such authority is limited to such amendments that do not adversely effect in any material respect the legal, financial or other rights and interests of such Shareholder; and

(j) to give such instructions and to take such action or refrain from taking such action, on behalf of such Shareholder, as Seller Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions in this Agreement, including the exercise of all rights granted to Shareholders under this Agreement or any other Transaction Document.

7.3 Reliance. Each Shareholder hereby agrees to each of the following:

(a) In all matters in which action by Seller Representative is required or permitted under this Agreement, Seller Representative is authorized to act on behalf of such Shareholder, notwithstanding any dispute or disagreement among Shareholders or between any Shareholder and Seller Representative, and Buyer shall be entitled to rely on any and all action taken by Seller Representative under this Agreement without any Liability to, or obligation to inquire of, any Shareholder, notwithstanding any knowledge on the part of Buyer of any such dispute or disagreement.

(b) Notice to Seller Representative, delivered in the manner provided in Section 8.6, shall be deemed to be notice to all Seller Parties for purposes of this Agreement.

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(c) The power and authority of Seller Representative, as described in this Agreement, shall continue in full force and effect until all rights and obligations of Seller Parties under this Agreement shall have terminated, expired or been fully performed.

(d) Seventy percent (70%) of the Shareholders, acting together, shall have the right, exercisable from time to time upon written notice executed by the requisite number of Shareholders delivered to Seller Representative and Buyer, to remove Seller Representative, with or without cause, and to appoint Dr. Moulton to serve as Seller Representative. Dr. Moulton shall be immediately appointed, without further action of the Shareholders, to fill any vacancy caused by the death, resignation, or removal of Seller Representative. Thereafter, seventy percent (70%) of the Shareholders, acting together, shall have the right, exercisable from time to time upon written notice executed by the requisite number of Shareholders delivered to the then-acting Shareholder Representative and Buyer, to remove Dr. Moulton or such other then-acting Shareholder Representative, with or without cause. Any such or subsequent vacancy shall be filled by the affirmative vote of a majority of the Shareholders. Any such replacement shall be effective only upon receipt of written notice, together with reasonable evidence of such replacement, by Buyer in accordance with Section 8.6. Any successor appointed in accordance with the foregoing shall be the “Shareholder Representative” for all purposes under this Agreement.

7.4 Actions by Shareholders. Each Shareholder agrees that, notwithstanding the foregoing, at the reasonable request of Buyer, such Shareholder shall use commercially reasonable efforts to take all actions necessary or appropriate to consummate the Transactions (including delivery of the Purchased Assets or such Shareholder’s Redeemed Shares (or documents representing the same) and acceptance of the applicable portion of the Purchase Price therefor) individually on such Shareholder’s own behalf, and to deliver any other documents required of such Shareholder pursuant to the terms hereof as soon as reasonably practicable.

7.5 Indemnification of Seller Representative. Each Shareholder shall severally indemnify Seller Representative against any Losses (except such Losses resulting from Seller Representative’s fraud, intentional misrepresentation, gross negligence or willful misconduct) that Seller Representative may suffer or incur in connection with any action or omission as Seller Representative. Each Shareholder shall bear its pro rata portion of such Losses. Seller Representative shall not be liable to any Shareholder with respect to any action or omission taken or omitted to be taken by Seller Representative pursuant to this Article 7, except for Seller Representative’s fraud, intentional misrepresentation, gross negligence or willful misconduct.

7.6 Indemnification of Buyer and Its Affiliates. Shareholders, jointly and severally, shall indemnify Buyer Indemnitees against, and agree to hold Buyer Indemnitees harmless from, any and all Losses incurred or suffered by any Buyer Indemnitee arising out of, with respect to or incident to the operation of, or any breach of any covenant or agreement pursuant to, this Article 7, or the designation, appointment and actions of Seller Representative pursuant to the provisions hereof, including with respect to (a) actions taken by Seller Representative; and (b) reliance by any Buyer Indemnitee on, and actions taken by any Buyer Indemnitee in response to or in reliance on, the instructions of, notice given by or any other action taken by Seller Representative. All of the rights to indemnification granted to Buyer Indemnitees under this Section 7.6 shall survive the Closing.

7.7 Survival. All of the indemnities, immunities and powers granted to the Seller Representative under this Agreement shall survive the Closing.

Article 8
miscellaneous

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8.1 Waiver. No failure to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement by any party shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege. Any waiver under this Agreement must be in writing, signed by the waiving party.

8.2 Severability. If any term or provision of this Agreement or any other Transaction Document is determined to be invalid, illegal or unenforceable by any court, agency or tribunal of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other Transaction Document or invalidate or render unenforceable such term or provision in any other jurisdiction. Unless expressly provided otherwise in this Agreement or any of the other Transaction Documents, the parties to the applicable Transaction Document shall negotiate in good faith to modify such Transaction Document so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

8.3 Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and those persons and entities specifically described herein, and, except as for such parties, no provision in this Agreement shall be deemed to confer any remedy, claim, or right upon any third party.

8.4 Amendment; Assignment. This Agreement may not be amended except by an instrument in writing signed by Buyer and Seller Representative. This Agreement and all provisions hereof shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations herein shall be assigned by any party hereto without the prior written consent of the other party; provided, however, that Buyer may assign this Agreement or delegate the performance of its obligations to a subsidiary or Affiliate of Buyer or without the consent of Seller so long as such assignment or delegation, in no way limits, diminishes or alters the nature or extent of Seller Parties’ rights, interests, or remedies herein. Notwithstanding anything in this Agreement to the contrary, expressed or implied, this Agreement is not intended to confer any rights or remedies on any person other than the parties and their respective successors and permitted assigns.

8.5 Entire Agreement. Except as otherwise provided in this Agreement, this Agreement, the other Transaction Documents, and that certain Confidentiality and Mutual Nondisclosure Agreement dated January 13, 2015 by and between Buyer and Seller (the “NDA”) collectively set forth the entire understanding of the parties with respect to the subject matter hereof and thereof and this Agreement, the other Transaction Documents and the NDA collectively supersede all prior agreements concerning the subject matter hereof and thereof. No party is relying upon any statement or representation of any other party except as expressly set forth herein and each party is relying on its own judgment in connection with the execution of this Agreement and the other Transaction Documents and the consummation of the Transactions.

8.6 Notices. All notices, claims, certificates, requests, demands and other communications pursuant to this Agreement or any other Transaction Document shall be in writing and shall be deemed to have been duly given to Buyer or to Seller Representative, as the case may be, (a) when delivered, if delivered by hand; (b) one business day after transmitted, if transmitted by a nationally-recognized overnight courier service, (c) when sent by electronic mail, with confirmation of receipt; or (d) three business days after mailing, if mailed by registered or certified mail, postage prepaid, return receipt requested, and in each case to the parties at the following addresses (or at such other address for such party as shall be specified in a notice given in accordance with this Section 8.5):

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If to Seller Parties	Kevin E. Potts, MD
4402 Shipyard Boulevard
Wilmington, North Carolina 28403
Email: kepotts@ec.rr.com

With copy to, which shall not constitute notice to Seller:

Murchison, Taylor & Gibson, PLLC 16 North Fifth Avenue Wilmington, North Carolina 28401 Attention: W. Berry Trice, Esq. Email: btrice@murchisontaylor.com

If to Buyer:	ACSH Medical Management, LLC 1170 Peachtree Street NE, Suite 2350 Atlanta, Georgia 30309 Email: nwinland@americancaresource.com Attention: Norman Winland, COO with copy to, which shall not constitute notice to Buyer:

ACSH Medical Management, LLC

c/o Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.

420 20th Street North, Suite 1400

Birmingham, Alabama 35203

Email: awinger@americancaresource.com

Attention: Adam S. Winger, General Counsel

8.7 Governing Law, Venue, Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts-of-law rules or principles that might refer the governance or construction of this Agreement to the laws of another jurisdiction. The parties hereto hereby irrevocably submit to the jurisdiction of the courts of the State of North Carolina, in each case located in New Hanover County, North Carolina, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or the Transactions and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts, which courts shall be the exclusive courts of jurisdiction and venue. The parties irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or the Transactions brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction and venue is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction or venue with respect to any other dispute in which a party to this Agreement may become involved. EACH OF THE PARTIES WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT.

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8.8 Costs of Enforcement. If Buyer or Seller files suit or other action to enforce the terms of this Agreement or to obtain performance as required in this Agreement, then the prevailing party in any such suit or action will be entitled to recover all reasonable costs, including reasonable attorneys’ fees and costs, from the non-prevailing party as part of any judgment in such suit or action. The term “prevailing party” will mean the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the complaint.

8.9 Construction and Usage. All Schedules and Exhibits attached to this Agreement and the definitions set forth in the Preamble and Recitals to this Agreement hereby incorporated in this Agreement as if set forth in full herein and, unless otherwise defined therein, all terms used in any Schedule or Exhibit shall have the meanings assigned to such terms in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time may be amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

8.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and shall be valid and effective for all purposes.

8.11 No Requirement To Refer. Notwithstanding anything contained herein, nothing in this Agreement shall be construed to induce, encourage, solicit or reimburse the referral of any patients or business, including any patients or business funded in whole or part by federal or state government programs (i.e., Medicare, Medicaid, TRICARE, etc.) or to limit the freedom of any patient of Seller, Buyer or any of their Affiliates to choose the hospital, healthcare facility or physician from whom such patient will receive medical services. The parties acknowledge that there is no requirement under this Agreement or any other agreement between the parties that Seller or any of their Affiliates refer patients or business to Buyer, any medical practice, walk-in clinic or urgent care clinic managed by Buyer or its Affiliates. No payment made under this Agreement will be in return for the referral of patients or business, including those paid in whole or part by federal or state government programs. The parties acknowledge that none of the benefits granted Seller or any of their Affiliates hereunder are conditioned on any requirement that any such person make referrals to, be in a position to make or influence referrals to, or otherwise generate business for Buyer, any medical practice, walk-in clinic or urgent care clinic managed by Buyer or any of their Affiliates.

8.12 Fair Value. Buyer and Seller Parties acknowledge that the terms of this Agreement have been negotiated at arms’ length and that the Purchase Price constitutes fair value for the Purchased Assets.

[Signature pages follow.]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representatives of Buyer and of the Seller as of the Effective Date.

BUYER:

ACSH MEDICAL MANAGEMENT, LLC,
a Delaware limited liability company

By:	/s/ Norman B. Winland
Name:	Norman B. Winland
Title:	President

SELLER:

MEDAC HEALTH SERVICES, P.A.,
a North Carolina professional corporation

By:	/s/ Michael P Moulton, MD
Name:	Michael P. Moulton, MD
Title:	President

SELLER REPRESENTATIVE:

Sign:	/s/ Kevin E. Potts, MD
Print:	Kevin E. Potts, MD

SHAREHOLDERS:

Sign:	/s/ Stephen B. Durham, MD
Print:	Stephen B. Durham, MD

Sign:	/s/ Andres J. Exposito, MD
Print:	Andres J. Exposito, MD

Sign:	/s/ Kenneth S. Garm, MD
Print:	Kenneth S. Garm, MD

[Signature page to Asset Purchase Agreement

Page 1 of 2]

Sign:	/s/ Monique R. Minor, MD
Print:	Monique R. Minor, MD

Sign:	/s/ Stanley G. Minor, MD
Print:	Stanley G. Minor, MD

Sign:	/s/ Michael P. Moulton, MD
Print:	Michael P. Moulton, MD

Sign:	/s/ Robert A. Parr, DO
Print:	Robert A. Parr, DO

Sign:	/s/ Kevin E. Potts, MD
Print:	Kevin E. Potts, MD

Sign:	/s/ Matthew C. Radack, MD
Print:	Matthew C. Radack, MD

Sign:	/s/ Kevin J. Reese, MD
Print:	Kevin J. Reese, MD

Sign:	/s/ Theodore R. Winneberger, MD
Print:	Theodore R. Winneberger, MD

Sign:	/s/ Alfred H. Woodworth, MD
Print:	Alfred H. Woodworth, MD

[Signature page to Asset Purchase Agreement

Page 2 of 2]

Exhibit A

Form of Stock Redemption Agreement

STOCK REDEMPTION AGREEMENT

This STOCK REDEMPTION AGREEMENT (this “Agreement”) is entered into as of July                        , 2015 (the "Effective Date"), by and among MEDAC HEALTH SERVICES, P.A., a North Carolina professional corporation (the “Corporation”), the shareholders of Company listed on the signature page to this Agreement (the “Redeemed Shareholders”), and KEVIN E. POTTS, MD, (in his capacity as a Redeemed Shareholder, “Dr. Potts” and in his capacity as an authorized representative of Shareholders, “Shareholder Representative”).

RECITALS

A. Contemporaneously with the execution of this Agreement, the Corporation, the Redeemed Shareholders, Michael P. Moulton, M.D. (“Dr. Moulton”) and Shareholder Representative will enter into an Asset Purchase Agreement with ACSH Medical Management, LLC, a Delaware limited liability company (“ACSH Medical”), pursuant to which the Corporation will sell to ACSH Medical substantially all of its assets used in connection with the Business (the “Asset Purchase Agreement”). Capitalized terms used and not defined in this Agreement shall have the meaning ascribed in the Asset Purchase Agreement.

B. The Corporation has 1,200 shares of capital stock issued and outstanding (the “Shares”), and the Redeemed Shareholders own, in equal amounts, 1,100 of the Shares (the “Redeemed Shares”).

C. In connection with the transactions contemplated by the Asset Purchase Agreement, all of the Redeemed Shareholders, which comprise all the shareholders of the Corporation except Dr. Moulton, desire to sell, assign and transfer their respective Redeemed Shares to the Corporation, and the Corporation desires to purchase and redeem the Redeemed Shares from the Redeemed Shareholders, all on the terms and subject to the conditions set forth in this Agreement.

D. The Redeemed Shareholders have appointed Dr. Potts as their authorized representative to take certain action and to effectuate certain aspects of the Transactions on behalf of the Redeemed Shareholders, as set forth in more detail in this Agreement and the Asset Purchase Agreement.

AGREEMENT

In consideration of the above Recitals and the promises and provisions set forth in this Agreement, the adequacy and sufficiency of which the parties acknowledge, the parties, intending to be bound, agree as follows:

1.                  Redemption. At the Closing (defined herein), each Redeemed Shareholder shall sell to the Corporation, and the Corporation shall purchase and redeem from each Redeemed Shareholder, 100 Redeemed Shares, which represents each Redeemed Shareholder’s entire ownership interest in the Corporation.

2.                  Purchase Price. The aggregate consideration to be paid at Closing for all the Redeemed Shares shall be One Hundred Ten Dollars ($110.00) (the "Purchase Price"). The portion of the full Purchase Price payable to each Shareholder and the number of Redeemed Shares owned by each Redeemed Shareholder is set forth on Exhibit A to this Agreement.

3.                  Transfer of Redeemed Shares. On the Effective Date, each Redeemed Shareholder shall either duly endorse in blank and deliver to Shareholder Representative certificate(s) evidencing their respective Redeemed Shares in a form ready for transfer or duly execute and deliver to Shareholder Representative an assignment separate from certificate for such Redeemed Shares in substantially the form attached hereto as Exhibit B. Although the certificates and assignments described in this Section 3 shall be delivered to Seller Representative simultaneously with the execution of this Agreement, the consummation of the transactions contemplated by this Agreement shall be effective only at Closing.

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4.                  Resignation and Release.

(a)                Each Redeemed Shareholder agrees to resign as of Closing from all positions held by such Redeemed Shareholder as an officer or director in the Corporation. Such resignation shall be effective at Closing without any further action of any party.

(b)               At Closing, and without any further action of any party, each Redeemed Shareholder hereby waives, releases and forever discharges the Corporation, each director, officer and shareholder of the Corporation, and their successors, assigns, heirs, officers, employees and agents (collectively, the “Corporation Released Parties”) from and against all debts, actions, causes of action, suits, contracts, agreements, damages and any and all claims, demands and liabilities whatsoever of every kind or nature (collectively, the “Claims”) which such Redeemed Shareholder has or may have, or ever had against any Corporation Released Party on account of or arising out of any cause or event occurring contemporaneously with or prior to Closing, and whether known or unknown, contingent or otherwise, including, without limitation Claims related to (i) Redeemed Shareholder’s capacity as a shareholder of the Corporation, (ii) the fairness or adequacy of the consideration received or to be received under this Agreement, (iii) any claim or future claim of pre-emptive rights or dividend distributions under applicable Law, the Articles of Incorporation, Bylaws, any other governing document of the Corporation, or any agreement or arrangement among one or more of the shareholders, (iv) any contractual relationship between the Corporation and a Redeemed Shareholder or an affiliate of a Redeemed Shareholder that is expressly terminated pursuant to this Agreement; provided, however, that nothing in the foregoing release shall be deemed to release the Corporation or any other Corporation Released Party from, and the released claims shall not be deemed for any purpose to include, (x) any obligation of the Corporation under any law or agreement to indemnify a Redeemed Shareholder for claims by third parties (other than Buyer or any of the other Shareholders) against such Shareholder in his or her capacity as an officer or director of the Corporation, (y) any obligation of the Corporation under or arising out of the Asset Purchase Agreement or any other Transaction Document (as defined in the Asset Purchase Agreement); provided, that each Redeemed Shareholder agrees that he or she has no right of contribution against the Corporation in connection with the Shareholders’ indemnification obligations under Article 6 of the Asset Purchase Agreement, or (z) any obligation of any Corporation Released Party to any Redeemed Shareholder which obligation has been disclosed on Schedule 2.22 of the Asset Purchase Agreement.

(c)                At Closing, and without any further action of any party, the Corporation hereby waives, releases and forever discharges each Redeemed Shareholder, and such Redeemed Shareholder’s successors, assigns, heirs, and agents (collectively, the “Shareholder Released Parties”) from and against all Claims which the Corporation has or may have, or ever had against any Shareholder Released Party on account of or arising out of any cause or event occurring contemporaneously with or prior to Closing, and whether known or unknown, contingent or otherwise, including, without limitation Claims related to (i) Redeemed Shareholder’s capacity as a shareholder of the Corporation, (ii) the fairness or adequacy of the consideration received or to be received under this Agreement, or (iii) any contractual relationship between the Corporation and a Redeemed Shareholder or an affiliate of a Redeemed Shareholder that is expressly terminated pursuant to this Agreement; provided, however, that nothing in the foregoing release shall be deemed to release a Redeemed Shareholder or any other Shareholder Released Party from, and the released claims shall not be deemed for any purpose to include, any obligation of any Shareholder Released Party to the Corporation which obligation has been disclosed on Schedule 2.22 of the Asset Purchase Agreement.

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5.                  Redeemed Shareholder’s Representations and Warranties. Each Redeemed Shareholder represents and warrants to the Corporation as of the Effective Date and at Closing as follows with respect to such Redeemed Shareholder, but not with respect to any other Redeemed Shareholder:

(a)                Such Redeemed Shareholder (i) owns his or her Redeemed Shares free and clear of all pledges, liens, encumbrances, security interests, options, claims and other charges of every kind, other than Permitted Liens (as defined in the Asset Purchase Agreement) and (ii) has not entered into any contract or agreement, other than this Agreement, to sell or otherwise transfer any of his or her Redeemed Shares. Except for the Shares described on Exhibit A attached hereto, such Redeemed Shareholder has no other right or interest in or to the Corporation. Upon delivery by Seller Representative of the certificate(s) representing such Redeemed Shareholder’s Redeemed Shares (or such other documentation referenced in Section 3 of this Agreement), at Closing, such Redeemed Shareholder will transfer clear title to the Redeemed Shares to the Corporation.

(b)               Such Redeemed Shareholder has full power and authority to execute this Agreement and to consummate the transactions contemplated by this Agreement. Such Redeemed Shareholder’s execution, delivery, and performance of this Agreement has been duly authorized by all necessary parties and action, and this Agreement is the legal, valid and binding obligation of such Redeemed Shareholder, enforceable against such Redeemed Shareholder in accordance with its terms.

(c)                The execution and delivery by such Redeemed Shareholder of this Agreement and the consummation of the transactions contemplated by this Agreement will not result (i) in any violation of any Laws applicable to the Shares, the Business, or such Redeemed Shareholder, or (ii) in any violation of, conflict with, or breach the terms, conditions or provisions of, or constitute a default under, any Contract, or require or give to any other party any interest or rights, including rights of termination, cancellation or acceleration, with respect to any instruments, contracts or agreements, or require any authorization, consent, approval, exemption or other action by, or notice to or filing with, any Governmental Authority which has not been obtained or given, except as is set forth in Schedule 2.7(b) under the Asset Purchase Agreement.

(d)               Upon execution and delivery by such Redeemed Shareholder of this Agreement and the Asset Purchase Agreement, Seller Representative, as attorney-in-fact of such Shareholder (as set forth in the Asset Purchase Agreement), shall be vested with the right, power, and authority, to, among other things, consummate the transactions contemplated by this Agreement on behalf of such Redeemed Shareholder.

6.                  Corporation’s Representations and Warranties. The Corporation represents and warrants as of the Effective Date and at Closing to each Redeemed Shareholder as follows:

(a)                The Corporation has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Corporation’s execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action, and this Agreement is the legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms.

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(b)               The Corporation presently can, and immediately following the consummation of and after giving effect to, the execution and delivery of this Agreement will be able to, pay its known and reasonably anticipated debts as they become due in the ordinary course of business, or has or will have total assets which are greater than the sum of its total liabilities.

(c)                The Corporation is not redeeming the Redeemed Shares for the purpose of immediate resale nor does it have any present intention to sell or otherwise transfer any of the Stock.

7.                  Termination of Shareholders’ Agreement. Contemporaneously with the Closing, that certain Shareholders’ Agreement dated May 2, 1990, by and between Eastern Carolina Emergency Physicians, P.A., Hetzal Hartley, MD, David L. Hoeppner, MD, Kenneth C. Marburg, MD, Stanley Gill Minor, MD, Jerome T. Nolan, MD, Robert A. Parr, MD, Samuel Spicer, MD, David M. Turnbull, MD, Theodore Winneberger, MD, and Alfred H. Woodworth, MD, as subsequently amended and/or restated, and any other agreement or arrangement among the Shareholders relating to their relationship as shareholders of the Corporation shall automatically terminate without the consent or any further action of any party.

8.                  Survival. The representations and warranties contained in this Agreement shall survive the execution of this Agreement and the execution of the documents referred to in, or executed pursuant to, this Agreement for the period set forth for Fundamental Representations in the Asset Purchase Agreement.

9.                  Closing. The transactions contemplated by this Agreement shall close (the “Closing”) immediately after, and is expressly conditioned upon, the consummation of the transactions described in clauses (i) through (iii) of Paragraph E of the Recitals under the Asset Purchase Agreement. Pursuant to the authority granted in the Asset Purchase Agreement, at Closing, Seller Representative shall take all necessary action to consummate the transactions contemplated by this Agreement for and on behalf of each Redeemed Shareholder.

10.              Termination. This Agreement shall terminate immediately upon the termination of the Asset Purchase Agreement. Upon such termination, all parties will be relieved of their obligations to consummate the transactions contemplated by this Agreement and Shareholder Representative shall promptly return to the respective Shareholders the deliveries made by the Shareholders to the Shareholder Representative pursuant to Section 3 of this Agreement.

11.              Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties, their heirs, legal representatives, successors and assigns and no party may assign or delegate any of such party’s rights or obligations hereunder without obtaining the prior written consent of all other parties.

12.              Third Party Beneficiary. The parties agree that ACSH Medical is an intended third party beneficiary to this Agreement.

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13.              Further Action. Seller Representative and each Redeemed Shareholder agrees to execute any other agreements, documents or instruments consistent with this Agreement as may be requested by Corporation to carry out the intent of the transactions contemplated by this Agreement.

14.              Entire Agreement. This Agreement and the Asset Purchase Agreement, including any other writing or communication delivered pursuant to this Agreement, constitute the entire agreement and understanding between the parties and supersedes any prior agreement or understanding relating to the subject matter of this Agreement.

15.              Governing Law and Jurisdiction. This Agreement is entered into under, and shall be governed by and construed in accordance with, the laws of the State of North Carolina without giving effect to any choice of law principles. The parties hereto consent to the exclusive jurisdiction of the courts of the State of North Carolina, located in New Hanover County.

16.              Expenses. Each party to this Agreement shall bear all expenses and costs incurred by such party in connection with the transactions contemplated in this Agreement.

17.              Miscellaneous. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party against whom charged. No modification of this Agreement shall be binding unless in writing and signed by all of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be taken to be an original. This Agreement may be executed in any number of counterparts, each of which shall be taken to be an original. This Agreement is the result of a full and complete negotiation at arm’s length by all parties. Accordingly, no prior draft of this Agreement or its exhibits or schedules prepared by any party, shall be used to construe or interpret any provisions of the Agreement or exhibits or schedules. The parties expressly acknowledge that this Agreement is the product of joint drafting, each party had an opportunity to participate, and no inference shall be drawn against any party based upon the identity of the preparer of this Agreement.

18.              No Requirement To Refer. Notwithstanding anything contained herein, nothing in this Agreement shall be construed to induce, encourage, solicit or reimburse the referral of any patients or business, including any patients or business funded in whole or part by federal or state government programs (i.e., Medicare, Medicaid, TRICARE, etc.) or to limit the freedom of any patient to choose the hospital, healthcare facility or physician from whom such patient will receive medical services. The parties acknowledge there is no requirement under this Agreement or any other agreement between the parties that any party refers patients or business to any other party. No payment made under this Agreement will be in return for the referral of patients or business, including those whose care is paid in whole or part by one or more federal or state government programs. The parties acknowledge that none of the benefits granted to any party hereunder are conditioned on any requirement that such party make referrals to, be in a position to make or influence referrals to, or otherwise generate business for any other party.

19.              Fair Value. The Corporation and the Redeemed Shareholders acknowledge that the terms of this Agreement have been negotiated at arms’ length and that the Purchase Price constitutes fair value for the Redeemed Shares.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

CORPORATION:

MEDAC HEALTH SERVICES, P.A.,

a North Carolina professional corporation

By:
Name: Michael P. Moulton, MD

Title: President

SELLER REPRESENTATIVE:

Sign:
Print: Kevin E. Potts, MD

SHAREHOLDERS:

Sign:
Print: Stephen B. Durham, MD

Sign:
Print: Andres J. Exposito, MD

Sign:
Print: Kenneth S. Garm, MD

Sign:
Print: Monique R. Minor, MD

Sign:
Print: Stanley G. Minor, MD

Sign:
Print: Robert A. Parr, DO

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Sign:
Print: Kevin E. Potts, MD

Sign:
Print: Matthew C. Radack, MD

Sign:
Print: Kevin J. Reese, MD

Sign:
Print: Theodore R. Winneberger, MD

Sign:
Print: Alfred H. Woodworth, MD

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EXHIBIT A

	Redeemed Shareholder Name	Number of Redeemed Shares	Pro Rata Share of Purchase Price
1.	Stephen B. Durham, MD	100	$10
2.	Andres J. Exposito, MD	100	$10
3.	Kenneth S. Garm, MD	100	$10
4.	Monique R. Minor, MD	100	$10
5.	Stanley G. Minor, MD	100	$10
6.	Robert A. Parr, DO	100	$10
7.	Kevin E. Potts, MD	100	$10
8.	Matthew C. Radack, MD	100	$10
9.	Kevin J. Reese, MD	100	$10
10.	Theodore R. Winneberger, MD	100	$10
11.	Alfred H. Woodworth, MD	100	$10
	TOTAL	1100	$110.00

EXHIBIT B

FORM OF

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer unto:

MEDAC HEALTH SERVICES, P.A.

One Hundred (100) shares of capital stock of Medac Health Services, P.A. (the “Company”) standing in the name of the undersigned on the books of the Company, represented by Certificate No.         dated                     , and does hereby irrevocably constitute and appoint Kevin E. Potts, MD (“Seller Representative”), as such individual’s attorney-in-fact to transfer the said shares on the books of the Company, with full power of substitution in the premises, subject to the terms and conditions of the Stock Redemption Agreement dated as of                     , 2015, by and among the undersigned, the other Redeemed Shareholders named therein, the Seller Representative, and the Company (the “Stock Redemption Agreement”). Notwithstanding anything to the contrary in the Stock Redemption Agreement or in this Assignment Separate from Certificate, if the Stock Redemption Agreement terminates in accordance with its terms, the powers granted to Seller Representative herein shall be automatically revoked and the assignment contemplated herein shall not be effectuated.

Dated                                              2015.

Sign:

Print: [REDEEMED SHAREHOLDER]

Exhibit B

Form of Promissory Note

PROMISSORY NOTE

$560,000	, 2015

FOR VALUE RECEIVED, ACSH MEDICAL MANAGEMENT, LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay to MEDAC HEALTH SERVICE, P.A., a North Carolina professional corporation (“Lender”), to the address or at such other place as may be designated in writing by Lender, the principal sum of $560,000, together with interest on the unpaid balance thereof at the rate, on the terms and subject to the conditions set forth herein.

This Promissory Note (this “Note”) is delivered by Borrower pursuant to and in accordance with the terms and conditions of that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of July ___, 2015, by and among Borrower, Lender, each shareholder of Lender, and Kevin E. Potts, MD, as representative of such shareholders (Lender and such shareholders, collectively, “Seller Parties”). Capitalized terms used and not otherwise defined in this Note shall have the meanings ascribed to such term in the Purchase Agreement.

1.                  Interest Rate. The unpaid principal balance of the Note shall bear simple interest starting on the date hereof at a fixed interest rate of 5% per annum. After the Maturity Date (defined below) or the date of an Event of Default (defined below), whichever occurs first, the principal balance hereof and any other amounts due hereunder shall bear interest at the rate of twelve percent (12%) per annum until paid in full. In no event shall the amount of interest due or payable under this Note exceed the maximum rate of interest allowed by applicable law, as amended from time to time. If any payment of interest or in the nature of interest would, under applicable Law, cause the foregoing interest rate limitation to be exceeded, then the excess payment shall be credited as a payment of principal, unless Borrower notifies Lender that Borrower desires to have the excess sum returned to Borrower.

2.                  Maturity. If not sooner prepaid pursuant to the terms of this Note, and subject to earlier acceleration in accordance with Section 6 below, the unpaid principal balance and all accrued but unpaid interest under this Note shall be due and payable on the date that is 18 months after the date of this Note (the “Maturity Date”); provided that if Borrower in good faith delivers to Lender an indemnity notice pursuant to Section 6.11 of the Purchase Agreement prior to the Maturity Date, and the matters for which indemnification is sought are unresolved on the Maturity Date, the Maturity Date for an amount equal to the amount for which indemnification is sought shall be the date that is fifteen days after the date all such matters are finally and fully resolved (for the avoidance of doubt, the Maturity Date for any amount in excess of the amount for which indemnification is sought shall be unaffected by this proviso).

3.                  Prepayment. The principal amount of this Note may be prepaid in full or in part at any time without penalty. Any such prepayment shall be first applied to accrued but unpaid interest, and the balance, if any, to principal.

4.                  Security for Loan. This Note is secured by the unconditional and absolute guaranty of payment given by American CareSource Holdings, Inc. (“Guarantor”) to Lender pursuant to the Guaranty dated of even date herewith (the “Guaranty”).

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5.                  Event of Default. An “Event of Default” shall occur under this Note upon the happening of any one or more of the following events: (a) the failure of Borrower to pay all amounts when due on or before the applicable Maturity Date determined in accordance with Section 2; (b) the making by Borrower or Gurantor of a general assignment for the benefit of creditors; (c) the filing of a petition or the commencement of any proceeding by or against Borrower or any endorser or Guarantor for any relief under any bankruptcy or insolvency laws, or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, consolidations or extensions; (d) Borrower’s or Guarantor’s dissolution, liquidation or bankruptcy; (e) the suspension of the transaction of the usual business of Borrower; (f) any sale, exchange or conveyance to another person or entity of all or substantially all of the assets of Borrower or Guarantor (excluding any assets used in connection with Guarantor’s operation of its ancillary network business, which Lender acknowledges that Guarantor intends to sell prior to the Maturity Date) or a sale or transfer of more than fifty percent (50%) of the ownership interest in Borrower or Guarantor, whether by sale, merger or consolidation; and (g) in the event of a breach or default of any representation, warranty or covenant of Borrower or Guarantor set forth in this Note or the Guaranty.

6.                  Acceleration. Upon the happening of an Event of Default, the entire unpaid principal balance of this Note, together with any accrued interest or other amounts due hereunder, shall immediately become due and payable without notice or demand.

7.                  Costs of Enforcement; Cumulative Remedies. Upon an Event of Default, the holder of this Note may employ an attorney to enforce the holder’s rights and remedies and Borrower hereby agrees to pay to the holder, in addition to the unpaid principal and interest hereof, to the extent allowed by law, reasonable attorneys’ fees (not exceeding a sum equal to fifteen percent (15%) of the outstanding balance owing on the Note) and costs of collection. The rights and remedies of the holder as provided in this Note or by law shall be cumulative and may be pursued singly, successively or together.

8.                  Waiver of Notice and Other Rights. Borrower hereby waives presentment for payment, demand, protest, notice of nonpayment or dishonor, and any and all other notices and demands whatsoever, and any and all defenses on the grounds of (a) any extension of time for payment which may be granted by the holder of this Note, (b) any release, surrender, exchange, modification or substitution of this Note, and (c) any failure to assert any legal rights available to the holder of this Note. Borrower agrees to remain bound until the entire indebtedness evidenced by this Note is paid in full. No waiver by Lender of any right or remedy under this Note shall be effective unless in writing signed by Lender. Neither the failure nor the delay in enforcing any right, power or privilege under this Note will operate as a waiver or release of any such right, power or privilege and no single or cumulative exercise of any such right, power or privilege by Lender will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by law, (1) no claim or right of Lender arising out of this Note can be discharged by Lender, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by Lender; (2) no waiver that may be given to Borrower will be applicable except in the specific instance for which it is given; and (3) no notice to or demand on Borrower will be deemed to be a waiver of any obligation of Borrower or of the right of Lender to take further action without notice or demand as provided in this Note.

9.                  Method of Payment. Payments made pursuant to this Note shall be made in cash or immediately available funds to Lender at the address provided above, or to such other address as Lender may designate to Borrower in writing from time to time.

10.              Offset by Borrower. Borrower may offset undisputed amounts owed to Borrower by any Seller Party under any of the Transaction Documents against any amount owed to Lender under this Note, whether or not such amounts are currently due under this Note; provided that Borrower first comply with all terms and satisfy all conditions set forth in the applicable Transaction Documents.

11.              Applicable Law and Dispute Resolution. The provisions set forth in Article 8 of the Purchase Agreement relating to choice of law and dispute resolution shall govern any dispute concerning this Note.

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12.              Execution and Delivery. Notwithstanding anything to the contrary set forth herein, this Note shall be executed and delivered at the location designated for Closing in the Purchase Agreement.

13.              Headings. The headings of the sections, subsections, paragraphs and subparagraphs of this Note are used only for convenience of reference and shall not be considered in construing the contents of this Note.

14.              Severability. No determination by any court, agency or other Governmental Authority that any provision of this Note is invalid or unenforceable in any instance shall affect the validity or enforceability of (a) any other such provision or (b) such provision in any circumstance not controlled by such determination. Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

15.              Modification. This Note may be modified, amended, discharged or waived only by an agreement in writing signed by Borrower and Lender.

16.              Not a Negotiable Instrument; Assignment to [Newco]. This Note shall not be deemed to be a negotiable instrument, and the rights and obligations under this Note may not be assigned or delegated by Borrower or any Seller Party without the prior written consent of the other and no such assignment or delegation shall release the liability of the Borrower unless otherwise agreed by Lender in writing. Notwithstanding the foregoing, the Purchase Agreement contemplates Lender’s assignment of this Note to [Newco] as part of the Transactions; accordingly, Borrower’s consent shall not be required in connection with such assignment and, following such assignment, [Newco] shall have all of the rights of Lender hereunder. This Note shall bind Borrower and Borrower’s successors and permitted assigns, and inure to the benefit of Lender and Lender’s successors and assigns.

17.              Notices. All notices and other communications provided for by this Note shall be given in the manner as set forth in the Purchase Agreement and to the parties at their addresses.

18.              Time of the Essence. Time is hereby declared to be of the essence of this Note and of every part hereof.

19.              Relationship. Nothing contained in this Note shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between Borrower and any Seller Party.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Note in favor of Lender as of the date first written above.

BORROWER:

ACSH MEDICAL MANAGEMENT, LLC,

a Delaware limited liability company

By: ________________________

Name: Norman B. Winland

Title: President

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Exhibit C

Form of Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”) is made effective as of _______________, 2015, by and among (i) ACSH MEDICAL MANAGEMENT, LLC, a Delaware limited liability company (“Buyer”), (ii) MEDAC HEALTH SERVICES, P.A., a North Carolina professional corporation (“Seller”), KEVIN E. POTTS, MD (“Seller Representative”), and (iv) BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation (“Escrow Agent”).

RECITALS

A. Buyer, Seller, Seller’s shareholders, and Kevin E. Potts, MD, are parties to an Asset Purchase Agreement dated as of _____, 2015 (the “Purchase Agreement”). Capitalized terms used herein and not defined herein shall have the respective meanings given to them in the Purchase Agreement.

B. Pursuant to the Purchase Agreement, Buyer acquired substantially all of Seller’s assets used in connection with the Business, effective on the date hereof (the “Transaction”).

C. Pursuant to Section 1.4(c) of the Purchase Agreement, at Closing Buyer is to deposit with Escrow Agent on behalf of the Seller, out of the Purchase Price to be paid to Seller, the sum of Six Hundred Ten Thousand Dollars ($610,000) (the “Escrow Deposit”), to be held, invested and distributed by the Escrow Agent as provided in this Escrow Agreement. Of the Escrow Deposit, $110,000 (together with any interest earned thereon) is referred to herein as the “Regulatory Escrow Funds”, and $500,000 (together with any interest earned thereon) is referred to herein as the “Payor Escrow Funds” (the Regulatory Escrow Funds and the Payor Escrow Funds, collectively, the “Escrow Funds”). The Escrow Funds shall be held by Escrow Agent as security for the performance of the indemnity obligations of the Seller Parties that relate to the matters for which indemnification is secured by the Payor Escrow or the Regulatory Escrow under and subject to Article 6 of the Purchase Agreement.

D. The parties are entering into this Escrow Agreement to provide for, among other things, the manner in which the Escrow Funds shall be held and disbursed by Escrow Agent.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                  APPOINTMENT OF ESCROW AGENT; ESTABLISHMENT OF ACCOUNT.

1.1             Appointment of Escrow Agent. Buyer and Seller hereby appoint Branch Banking and Trust Company as Escrow Agent and Escrow Agent hereby accepts such appointment pursuant to the terms hereof.

1.2             Delivery of Escrow Funds and Establishment of Account. Simultaneously with the execution of this Agreement, Buyer shall deposit with Escrow Agent, by wire transfer of immediately available funds, the Escrow Deposit. As promptly as practicable thereafter, the Escrow Agent shall acknowledge receipt of such sum. Escrow Agent shall establish a separate and segregated trust account entitled the “ACSH/Medac Escrow Account” in which the Escrow Funds shall be held. The Escrow Funds shall be invested in accordance with Section 3 and disbursed in accordance with the provisions of Section 2.

2.                  DISBURSEMENT OF ESCROW FUNDS.

2.1             Disbursement Pursuant to Release Instructions. Upon receipt of joint written instructions (each set of written instructions being hereinafter referred to as “Release Instructions”) from Buyer and Seller Representative, or receipt of any Resolution Notice (as defined herein) in accordance with Section 2.5, Escrow Agent shall promptly disburse to Seller or to the Buyer Indemnitee(s), as the case may be, such amount of the Escrow Funds as is directed in such Release Instructions or Resolution Notice. Buyer and Seller Representative shall provide Release Instructions to Escrow Agent in order to cause the release of Escrow Funds in a prompt and timely manner in accordance with the provisions of this Section 2 and the Purchase Agreement. Escrow Agent shall have no duty or obligation to make any determination with respect to whether any party is entitled to one or more disbursements under the Purchase Agreement, and, except as provided in Section 2.3 regarding the Termination Date distribution and Section 3.4 regarding taxes, shall not disburse or release any of the Escrow Funds to Seller or any Buyer Indemnitee unless pursuant to a Release Instruction or Resolution Notice delivered in accordance with the terms hereof.

2.2             Disbursement to Buyer of Escrow Funds. If and to the extent that any Buyer Indemnitee is from time-to-time entitled to receive indemnity subject to satisfaction in accordance with the provisions of Section 6.8(b) or Section 6.8(c) of the Purchase Agreement, then Buyer and Seller Representative shall deliver Release Instructions regarding the disbursement of Escrowed Funds to Buyer in accordance with this Section 2.2.

(a)                Disbursements from Regulatory Escrow. If and to the extent that any Buyer Indemnitee is from time-to-time entitled to receive indemnity payments under the provisions of Section 6.2 of the Purchase Agreement for the matter described in Section 6.8(b) of the Purchase Agreement, then Buyer and Seller Representative shall deliver Release Instructions to the Escrow Agent setting forth the amount of the disbursement to Buyer and directing the Escrow Agent to disburse such amount to Buyer out of the Regulatory Escrow Funds.

(b)               Disbursements from Payor Escrow. If and to the extent that any Buyer Indemnitee is from time-to-time entitled to receive indemnity payments under the provisions of Sections 6.2(d) and 6.8(c) of the Purchase Agreement, then Buyer and Seller Representative shall deliver Release Instructions to the Escrow Agent setting forth the amount of the disbursement to Buyer and directing the Escrow Agent to disburse such amount to Buyer out of the Payor Escrow Funds.

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2.3             Disbursement to Seller of Escrow Funds. Escrow Agent shall release Escrow Funds to Seller in accordance with this Section 2.3.

(a)                Interim Disbursement. Except as otherwise provided below in this Section 2.3(a), and subject to reduction for the satisfaction by Escrow Agent of any prior or pending Release Instructions or Resolution Notices directing one or more disbursements to any Buyer Indemnitee out of the Payor Escrow Funds, within five (5) business days after __________, 2016 (the “Interim Disbursement Date”) Escrow Agent shall release and disburse to Seller $250,000 (the “Interim Disbursement Amount”) out of the Payor Escrow Funds. Notwithstanding the foregoing, if on or prior to the Interim Disbursement Date Buyer has delivered to Escrow Agent any notice of a claim of Losses under Section 6.11 of the Purchase Agreement (a “Claims Notice”) as to which neither Release Instructions nor a Resolution Notice has been delivered to Escrow Agent, Escrow Agent shall retain in escrow after the Interim Distribution Date an amount equal to the amount of all Losses covered by such Claims Notice(s), up to the full amount of the Payor Escrow, and Escrow Agent shall deliver to Seller on the Interim Distribution Date only such portion of the Interim Disbursement Amount, if any, that is in excess of the aggregate amount set forth in such Claims Notice(s). In the event less than all of the Interim Disbursement Amount is released to Seller on the Interim Disbursement Date due to the delivery of one or more Claim Notices by Buyer on or prior to the Interim Disbursement Date, then, within five (5) business days after the final resolution of the matters giving rise to the relevant Claim Notice(s), Seller Representative and Buyer shall deliver to Escrow Agent Release Instructions or a Resolution Notice, as the case may be, regarding the disbursement to Seller of the balance of the Interim Disbursement Amount, if any, remaining after disbursement to the Buyer Indemnitee(s) of all amounts to which it is or they are entitled.

(b)               Termination Disbursement. Except as otherwise provided below in this Section 2.3(b), and subject to reduction for the satisfaction by Escrow Agent of any prior or pending Release Instructions or Resolution Notices directing one or more disbursements to any Buyer Indemnitee out of the Escrow Funds, within five (5) business days after __________, 2017 (the “Termination Date”) Escrow Agent shall release all remaining Escrow Funds to Seller. Notwithstanding the foregoing, if prior to the Termination Date Buyer has delivered to Escrow Agent any Claims Notices as to which neither Release Instructions nor a Resolution Notice has been delivered to Escrow Agent, Escrow Agent shall retain in escrow after the Termination Date from the Payor Escrow Funds, the Regulatory Escrow Funds, or both, as appropriate, an amount equal to the amount of all Losses covered by such Claims Notice(s), up to the full amount remaining of the Payor Escrow Funds, the Regulatory Escrow Funds, or both, as appropriate, and Escrow Agent shall deliver to Seller on the Termination Date only such portion of the then remaining Payor Escrow Funds or Regulatory Escrow Funds, if any, that exceeds the amount covered by such Claims Notice(s). In the event less than all of the remaining Escrow Funds are released to the Seller on the Termination Date due to the delivery of one or more Claim Notices by Buyer on or prior to the Termination Date, then, within five (5) business days after the final resolution of the matters giving rise to the relevant Claim Notice(s) relating thereto, Seller Representative and Buyer shall deliver to Escrow Agent Release Instructions or a Resolution Notice, as the case may be, regarding the disbursement to Seller of the balance of the Escrow Funds remaining after disbursement to the Buyer Indemnitee(s) of all amounts to which it is or they are entitled.

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2.4             Provisions Regarding Disbursements to the Seller. Pursuant to the terms of the Purchase Agreement, after Closing Seller shall assign and distribute (the “Assignment”) all of its rights and obligations under this Escrow Agreement to a limited liability company formed by Seller’s shareholders to receive such rights and obligation on their behalf (“Seller’s LLC”). Immediately following the Assignment, this Agreement shall be amended automatically without further action of any party, such that each use of the term “Seller” herein shall be substituted with the term “Seller’s LLC.” Any amount released to Seller pursuant to Release Instructions or a Resolution Notice shall be distributed to Seller’s LLC as set forth in the Release Instructions or a Resolution Notice. Escrow Agent shall be responsible only for mailing or sending by wire transfer any amounts due the Seller’s LLC under this Section 2.4 to the address or wire instructions indicated on Exhibit A or such other address as the Seller Representative may request in writing. Seller’s Representative may make other wire transfer or similar alternative arrangements with Escrow Agent; such alternate arrangements shall be requested in writing, at Seller’s LLC’s expense.

2.5             Disagreements Regarding Release of Escrow Funds. In the event of a dispute or disagreement between Buyer and Seller Representative with respect to the release or the failure to release any portion of the Escrow Funds or relating to the failure by any party to issue or join in the execution of Release Instructions that the other party believes are required to be executed in accordance with this Escrow Agreement or the Purchase Agreement, such dispute or disagreement shall be resolved in accordance with Section 8.7 of the Purchase Agreement and any other relevant provision of the Purchase Agreement regarding the resolution of disputes. Until such dispute or disagreement is finally resolved, Escrow Agent shall not deliver or otherwise dispose of the Escrow Funds or any part thereof or to otherwise act hereunder, unless and until (i) the rights of such parties have been finally (that is, following the exhaustion of all appeals or the expiration of all applicable periods for appeals) settled by binding arbitration or duly adjudicated in a court having jurisdiction of the parties and the Escrow Funds and Escrow Agent shall have received a copy of the resulting final, non-appealable arbitration award or final, non-appealable judgment; or (ii) the parties have reached a written agreement resolving their differences and have notified Escrow Agent in writing of such agreement (any such notice of a final arbitration award, final judgment, or written agreement a “Resolution Notice”).

3.                  DUTIES OF ESCROW AGENT.

3.1             Scope. Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and no additional duties or obligations shall be implied hereunder. In performing its duties under this Escrow Agreement, or upon the claimed failure to perform any of its duties hereunder, Escrow Agent shall not be liable to anyone for any damages, losses or expenses which may be incurred as a result of Escrow Agent so acting or failing to so act; provided, however, Escrow Agent shall not be relieved from liability for damages arising out of its proven gross negligence or willful misconduct under this Escrow Agreement. Escrow Agent shall in no event incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of legal counsel, which may not be counsel to any party hereto, given with respect to any question relating to the duties and responsibilities of Escrow Agent hereunder or (ii) any action taken or omitted to be taken in reliance upon any instrument delivered to Escrow Agent and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. Escrow Agent shall not be bound in any way by any agreement or contract by, between or among Buyer, Seller and Seller Representative, whether or not Escrow Agent has knowledge of any such agreement or contract.

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3.2             Investment; Interest and Earnings. Escrow Agent shall invest and reinvest the Escrow Funds in Authorized Investments (as defined herein). Interest or other income and net gains, if any, realized on any assets held in the Escrow Funds shall be added to and become a part of the Escrow Funds, shall from time to time be reinvested by Escrow Agent in Authorized Investments as promptly as practicable, and shall be disbursed in accordance with the provisions of Section 2. Escrow Agent may refrain from investing the Escrow Funds until it receives such written investment instructions as it may reasonably request.

3.3             Authorized Investments. For purposes hereof, “Authorized Investments” shall mean: [(i) The Goldman Sachs Treasury Investments Fund, #524, (ii) Goldman Sachs Financial Square Treasury Instruments Fund, or (iii) any other investments specified to Escrow Agent by written investment instruction signed by Seller Representative and Buyer]. [TO BE DETERMINED]

3.4             Federal Tax Withholding; Tax Reporting; Payment of Taxes. Escrow Agent shall have no obligation, duty or responsibility to withhold from any payment to any Buyer Indemnitee or Seller any amounts for tax purposes except to the extent any such amounts are required to be withheld under United States federal income tax laws. Escrow Agent shall report to the Internal Revenue Service, as of each calendar year-end, all income earned from the investment of the Escrow Funds against Seller, whether or not said income has been distributed during such year, as and to the extent required by law. Any taxes payable on any such income shall be paid by Seller, whether or not said income was distributed by Escrow Agent during any particular year.

3.5             Reporting. Escrow Agent shall not be obligated to perform tax reporting functions with respect to Buyer or Seller, except as specifically provided in Section 3.4 above. In accord with the requirements of the Patriot Act, all parties to this Escrow Agreement must provide Escrow Agent with a fully executed IRS Form W-9 upon execution hereof.

4.                  SECURITY INTERESTS. Buyer and Seller each warrant to and agree with Escrow Agent that, except as otherwise expressly set forth herein, there is no security interest in the Escrow Funds or any part of the Escrow Funds; no financing statement under the Uniform Commercial Code of any jurisdiction is on file in any jurisdiction claiming a security interest in or describing, whether specifically or generally, any part of the Escrow Funds; and Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in any part of the Escrow Funds or to file any financing statement under the Uniform Commercial Code of any jurisdiction with respect to the Escrow Funds or any part thereof.

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5.                  PERFORMANCE OF ESCROW AGENT’S DUTIES. When Escrow Agent has taken all of the actions required by this Escrow Agreement, including the disbursement of all of the Escrow Funds in accordance with this Agreement, Escrow Agent shall thereupon and thereafter be freed and discharged of all obligations and liabilities hereunder.

6.                  DUTY OF CARE. Escrow Agent (i) shall not be under any duty to give the Escrow Funds any greater degree of care than it gives its own similar property and (ii) except as otherwise expressly provided herein, does not have and will not have any interest in the Escrow Funds but is a mere holder thereof. Escrow Agent shall be under no obligation to institute or defend any actions, suit or legal proceeding in connection herewith or to take any other action likely to involve it incurring any expense unless first indemnified to its satisfaction.

7.                  COMPENSATION OF ESCROW AGENT. Subject to Section 11, Buyer and Seller hereby agree to each pay one-half of the fees of Escrow Agent as compensation for the services to be rendered pursuant to this Escrow Agreement, which fees are set forth on Exhibit B. The parties also shall each reimburse Escrow Agent within fifteen (15) days of written request by Escrow Agent for one-half of the reasonable out of pocket expenses incurred by Escrow Agent in rendering services hereunder, including, but not limited to, the actual cost of legal services in the event Escrow Agent deems it necessary to retain counsel in connection with the interpretation or implementation of this Agreement. The parties shall pay their respective share of such expenses to Escrow Agent within fifteen (15) days following receipt by the parties of a written statement setting forth such expenses. Except as otherwise provided in Section 10, the parties agree that, in the event any controversy arises under or in connection with this Escrow Agreement or the Escrow Funds or if Escrow Agent is made a party to or intervenes in any litigation pertaining to this Escrow Agreement or the Escrow Funds, the parties shall each pay to Escrow Agent one half of the reasonable compensation for Escrow Agent’s extraordinary services and each shall reimburse Escrow Agent for one-half of all costs and expenses associated with such controversy or litigation. Escrow Agent agrees that Buyer and Seller are severally, but not jointly, liable for the fees and expenses described in this Section 7, and agrees to look to each of Buyer and Seller for only their respective one-half share of such fees and expenses.

8.                  DOCUMENTS PRESENTED TO ESCROW AGENT. Escrow Agent may act in reliance upon any instrument or signature believed to be genuine and may assume that any person purporting to give any written notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may request such certificates, opinions or other documents evidencing such authorizations as it deems reasonably necessary.

9.                  NO REPRESENTATIONS BY ESCROW AGENT. Escrow Agent makes no representation as to the validity, value, genuineness, negotiability or collectibility of any security or other document or instrument held by or delivered to or by it.

10.             INDEMNIFICATION.

10.1         Indemnification of Escrow Agent.

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(a)                Escrow Agent shall have no obligation to take any legal action in connection with this Escrow Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve it in any cost, expense, loss or liability unless security and indemnity, as provided in this Section 10, shall be furnished.

(b)               Buyer and Seller each agree to severally, but not jointly, indemnify, to the extent of one half of the Escrow Funds, Escrow Agent, and its officers, directors, employees and agents from and against any and all Claims (as defined herein) and Losses (as defined herein) which may be incurred by Escrow Agent, or its officers, directors, employees and agents as a result of any Claims asserted against Escrow Agent, and its officers, directors, employees and agents, and Escrow Agent agrees to look to each of Buyer and Seller for only their respective one-half share of such Claims and Losses. “Claims” shall mean all claims, lawsuits, causes of action or other legal actions and proceedings of whatever nature brought against (whether by way of direct action, counterclaim, cross action or impleader) Escrow Agent or any such officer, director, employee or agent, even if groundless, false or fraudulent, so long as the claim, lawsuit, cause of action or other legal action or proceeding is alleged or determined, directly or indirectly, to arise out of, result from, relate to or be based upon, in whole or in part: (a) the acts or omissions of Buyer or Seller, (b) the appointment of Escrow Agent as escrow agent under this Escrow Agreement, or (c) the performance by Escrow Agent of its powers and duties under this Escrow Agreement. “Losses” shall mean losses, costs, damages and liabilities suffered by Escrow Agent and its officers, directors, employees and agents resulting from or arising out of Claims. Upon the written request of Escrow Agent or any such officer, director, employee or agent (each referred to hereinafter as an “Indemnified Party”), the parties hereto, to the extent of the Escrow Funds, agree to assume the investigation and defense of any Claim, including the employment of counsel acceptable to the applicable Indemnified Party and the payment of all reasonable expenses related thereto and, notwithstanding any such assumption, the Indemnified Party shall have the right, and the parties, to the extent of the Escrow Funds, agree to pay the cost and expense thereof, to employ separate counsel with respect to any such Claim and participate in the investigation and defense thereof in the event that such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to Seller. The parties hereto hereby agree that the indemnifications and protections afforded Escrow Agent in this Section 10 shall survive the termination of this Escrow Agreement.

10.2         Escrow Agent’s Security Interest. To secure the obligations of Buyer and Seller to indemnify Escrow Agent for Claims or Losses, Buyer and Seller grant Escrow Agent a security interest in the Escrow Funds.

11.             RESIGNATION. Escrow Agent may resign at any time from its obligations hereunder by providing written notice to the parties hereto. Such resignation shall be effective on the date set forth in such written notice which shall be no earlier than thirty (30) days after such written notice has been given. In the event that Escrow Agent resigns without cause under this Section 11 within eighteen (18) months after the date hereof, Escrow Agent shall repay to the parties one-eighteenth (1/18) of the fee paid by the parties to Escrow Agent under Section 7 for each such month of said eighteen (18) month term for which Escrow Agent does not continue as escrow agent hereunder, with one-half of such fees payable to each of Buyer and Seller. In the event no successor escrow agent has been appointed on or prior to the date such resignation is to become effective, Escrow Agent shall be entitled to tender into the custody of a court of competent jurisdiction all assets then held by it hereunder and shall thereupon be relieved of all further duties and obligations hereunder. Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.

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12.             MISCELLANEOUS PROVISIONS.

12.1         Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand; (b) one business day after transmitted, if transmitted by a nationally-recognized overnight courier service, (c) when sent by electronic mail, with confirmation of receipt; or (d) three business days after mailing, if mailed by registered or certified mail, postage prepaid, return receipt requested, and in each case to the parties at the following addresses (or at such other address for such party as shall be specified in a notice given in accordance with this Section 12.1):

If to Buyer, then to:

ACSH Medical Management, LLC

1170 Peachtree Street NE, Suite 2350

Atlanta, Georgia 30309

Attention: Norman Winland, COO

Email: nwinland@americancaresource.com

If to the Seller or Seller Representative, then to:

Kevin E. Potts, MD

4402 Shipyard Boulevard

Wilmington, North Carolina 28403

Email: kepotts@ec.rr.com

If to Escrow Agent, then to:

Branch Banking and Trust Company

Attention: Corporate Trust Services

223 West Nash Street

Wilson, North Carolina 27893

Email:

12.2         Attorneys’ Fees. In the event of any suit, action, or any other proceeding between any of the parties (whether in law or equity, and whether administrative, trial, appellate or otherwise) arising out of or related to this Escrow Agreement, the non-prevailing or unsuccessful party shall pay all of the prevailing or successful party’s costs and expenses incurred in connection with such proceeding, including (without limitation) court costs and reasonable attorneys’ fees, whether or not such proceeding is prosecuted to judgment.

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12.3         Successors and Assigns. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12.4         Amendment. This Escrow Agreement may not be amended except in writing signed by all of the parties hereto.

12.5         Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the law of the State of North Carolina, without regard to choice of law and conflicts of law rules.

12.6         Entire Agreement. This Escrow Agreement, together with the Purchase Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings (whether oral or written), among the parties hereto with respect to the subject matter hereof.

12.7         Exhibits. The exhibits referred to in this Escrow Agreement are hereby incorporated herein and made a part of this Escrow Agreement.

12.8         Headings; Sections. The titles and captions of the sections and subdivisions of this Escrow Agreement are for convenience of reference only, and shall be given no effect in the construction or interpretation of this Escrow Agreement. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Escrow Agreement, unless expressly provided otherwise, and the words “herein”, “hereof”, “hereto” and “hereunder” shall be deemed to refer to the entire Escrow Agreement.

12.9         Severability. If any provision of this Escrow Agreement is held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction, the remainder of this Escrow Agreement shall remain in full force and effect, and such holding shall not affect this Escrow Agreement or any provision hereof in any other jurisdiction.

12.10    Counterparts. This Escrow Agreement may be executed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument, but all of which together shall constitute one and the same instrument.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement under seal effective as of the date first above written.

BUYER:	ACSH MEDICAL MANAGEMENT, LLC

	By:	/s/
	Name:	Norman B. Winland
	Title:	President

SELLER:	MEDAC HEALTH SERVICES, P.A.

By:
	Name:	Michael P. Moulton, MD
	Title:	President

SELLER REPRESENTATIVE:	Sign:
	Print:	Kevin E. Potts, MD

ESCROW AGENT:	BRANCH BANKING AND TRUST COMPANY

By:
Name:
Title:

[Signature Page – Escrow Agreement]

EXHIBIT A

Seller	Instructions for Disbursements
Medac Health Services, P.A. 4402 Shipyard Boulevard Wilmington, North Carolina 28403	Address:
____________________________________________
____________________________________________
____________________________________________

Wire Instructions:
____________________________________________
____________________________________________
____________________________________________

EXHIBIT B

FEES PAYABLE TO ESCROW AGENT

Escrow Agent Fee:                                                                         $1,800.00*

*Fee due upon execution of the Escrow Agreement.

Unless otherwise indicated, the above fees relate to the establishment of one escrow account.

Exhibit D

Form of Restrictive Covenant Agreements

[FORM FOR PHYSICIANS NOT RENDERING SERVICES FOR BENEFIT OF SELLER AT TIME OF CLOSING]

RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (the “Agreement”), dated effective as of , 2015, (the “Effective Date”), is by and between ACSH MEDICAL MANAGEMENT, LLC, a Delaware limited liability company (“Buyer”), MEDAC HEALTH SERVICES, P.A. (“Seller”), and [SHAREHOLDER NAME], MD, a resident of the State of North Carolina (“Physician”).

RECITALS

A.              Pursuant to that certain Asset Purchase Agreement dated as of , 2015 (the “Purchase Agreement”) by and among Buyer, Seller, and each of the shareholders of Seller, (collectively, the “Seller Parties”), on the Effective Date, Seller Parties sold, transferred and assigned, and Buyer purchased, substantially all of the assets used or held for use in connection with the operation of the Business. Capitalized terms used and not defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

B.              Physician has intimate knowledge of the Business which knowledge, if improperly used, directly or indirectly, by Physician in contravention of this Agreement, would seriously, adversely and irreparably affect the ability of Buyer to realize the benefits of its acquisition and protect and secure, among other things, (1) certain trade secrets of the Business; (2) valuable confidential and professional information of the Business; (3) relationships between the Seller and existing patients; (4) and the goodwill associated with the Business and Purchased Assets.

AGREEMENT

In consideration of the above Recitals, the Purchase Price and the promises and provisions set forth in this Agreement, the adequacy and sufficiency of which the parties acknowledge, the parties, intending to be bound, agree as follows:

1.                  Acknowledgements and Conditional Effectiveness. Physician acknowledges that the covenants contained in this Agreement are an essential part of the Purchase Agreement and that, but for Physician’s agreement to comply with such covenants, Buyer would not have entered into the Purchase Agreement. Physicians further acknowledge that the terms and provisions of this Agreement are incorporated by reference into the Purchase Agreement, and that certain of such terms and provisions are intended to inure to the benefit of both Buyer and Seller. Although this Agreement shall be executed by Physician and delivered to Seller Representative simultaneously with the execution and delivery of the Purchase Agreement, the effectiveness and enforceability of the terms and conditions of this Agreement shall be conditioned on the Closing of the Transactions.

2.                  Defined Terms. For purposes of this Agreement (and not the Purchase Agreement), the following terms shall have the respective meanings indicated below:

(a)                “Buyer Parties” means collectively, Buyer and its Affiliates, and any of their respective directors, officers, members, owners, employees, personnel, agents and representatives.

(b)               “Cause” means (i) the good faith determination of Seller that Physician is not providing adequate patient care or that the health, safety or welfare of patients is jeopardized by the continued engagement or employment of Physician; (ii) the denial or termination of Physician’s participation in any governmental reimbursement program (Medicare, Medicaid, and TriCare), any commercial payor, or any other third party reimbursement program in which Seller participates or desires to participate; (iii) the occurrence of any of the following events: (A) the Physician’s use of drugs or alcohol in a manner that Seller reasonably determines could impede or impair Physician’s ability to competently carry out Physician’s patient care duties; (B) Physician’s gross neglect of, or reckless disregard for, applicable professional or ethical standards; (C) Physician's dishonesty, theft, fraud, embezzlement, or Physician’s conviction of a felony or a crime involving moral turpitude; (D) Physician’s continued failure to be available for work when requested by Seller, which failure is not corrected following written notice to Physician providing Physician with a reasonable opportunity to cure; (E) Physician’s material breach of Sections 3, 4 or 5 of this Agreement, which breach is not corrected following written notice to Physician providing Physician with a reasonable opportunity to cure.

(c)                “Covered Period” means the period beginning on the Effective Date and ending on the Expiration Date.

(d)               “Expiration Date” means (i) the third anniversary of the Closing Date, with respect to the restrictions on the direct or indirect ownership of a facility that engages in Prohibited Services (ii) the second anniversary of the Closing Date with respect to the restrictions on providing Prohibited Urgent Care Services and (iii) the first anniversary of the Closing Date with respect to the restrictions on providing Prohibited Primary Care Services. In the event Physician becomes a Clinical Provider, and the Seller subsequently terminates or causes to be terminated, without Cause, Physician’s right to render services at any of the Centers (due to employment termination or termination of independent contractor engagement without a contemporaneous offer of employment), then the Expiration Date for purposes of clauses (ii) and (iii) shall be the date such termination occurs.

(e)                “Prohibited Primary Care Services” means, collectively, the clinical services involved in the care rendered in an appointment-based setting to established patients of a third party.

(f)                “Prohibited Urgent Care Services” means, collectively, the clinical services involved in the practice of urgent care, occupational care, or convenient ambulatory care.

(g)                “Prohibited Services” means, collectively, Prohibited Urgent Care Services and Prohibited Primary Care Services. For the avoidance of doubt, the term Prohibited Services shall not include hospice care or emergency medical services rendered in a free-standing or hospital-based emergency department, hospice facility or any other clinic not serving as a place of treatment for patients seeking any of the Prohibited Services.

(h)               “Protected Radius” means the 25-mile area surrounding any medical clinic, center or facility that is (a) owned or managed by Buyer, Seller, or any of their Affiliates on the Effective Date, (b) located in the State of North Carolina, and (c) that serves as a place of treatment for patients seeking any of the Prohibited Services. For the avoidance of doubt, such clinic, centers and facilities referenced in the preceding sentence shall not include a free-standing or hospital-based emergency department, hospice facility, or any other clinic not serving as a place of treatment for patients seeking any of the Prohibited Services.

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(i)                 “Separation Date” means the date Physician ceases to perform services, directly or indirectly, for or on behalf of Buyer in any capacity, including as an employee, independent contractor, or employee or contractor of an independent contractor.

3.                  Non-Competition. During the Covered Period, and except on behalf or for the benefit of Seller, Physician shall not, directly or indirectly, for Physician’s own account or for others, (a) perform any Prohibited Services within the Protected Radius, or (b) operate, manage, consult for, or own (directly or indirectly) any interest in any business or entity that renders Prohibited Services within the Protected Radius. The foregoing is not intended nor shall it be interpreted to prohibit Physician from working for or on behalf of Seller or from referring any patient for any goods or services to any clinic, facility or health care center that, in such Physician’s independent medical judgment, is in the best interests of such patient.

4.                  Non-Solicitation. For two years after the Closing Date, Physician shall not, directly or indirectly, for Physician’s own account or for others, (a) hire, attempt to hire, contact or solicit with respect to hiring, any employee or independent contractor of Buyer or Seller who was an employee or independent contractor of Buyer or Seller on the Closing Date; or (b) call upon, solicit, divert or take away, any (i) patient who has received treatment or (ii) client whose employees or agents have received treatment or testing, during the 12 months preceding the Closing Date at any clinic, center or facility owned or managed by Buyer or Seller, except to the extent such a restriction would be in violation of applicable Law (including the regulations of the North Carolina Medical Board).

5.                  Confidentiality. Except as necessary in the performance of services for or on behalf of the Seller and unless otherwise jointly authorized by Buyer and Seller, Physician will hold and keep confidential all Confidential Information (as defined below) to which Physician, at any time shall have become informed, and Physician will not, directly or indirectly, disclose any Confidential Information to any person, firm, corporation or entity, or use the same, or permit the same to be disclosed or used. “Confidential Information” as used herein means proprietary information of Buyer or Seller relating to the Business, whether involving any Buyer Party, any Seller Party or that which is developed exclusively by or for the benefit of any Buyer Party or any Seller Party in connection with the Business or the Transactions. Confidential Information, and may include, without limitation, the following types of information: corporate information, including business information, plans, strategies, tactics, or policies; marketing information, including strategies, tactics, methods, customer and patient lists, prospects, and market research data; financial data or forecasts; policies or procedures; know-how and ideas; operational information, including trade secrets; and technical information, including designs, drawings and specifications. Confidential Information is limited to that information which is not generally known to or accessible by the public (other than as a result of unauthorized disclosure by any Seller Party) or within the industry in which the Business is operated. This restriction on disclosure of Confidential Information shall terminate three years after the Closing Date and shall not apply to the extent that (a) Physician is compelled by subpoena, court order or other lawful process to provide such Confidential Information, provided Physician gives Seller reasonable notice of any such subpoena, court order or other lawful process and an opportunity to oppose the disclosure or (b) the Confidential Information is disclosed to the public through no fault of Physician.

6.                  Non-Disparagement. Physician will not make any public statements, written or verbal, (or statements that are reasonably likely to become public) that are defamatory, derogatory, or disparaging about, or that may adversely affect the Business, any Buyer Party, Seller, or any other Seller Party (provided that with respect to comments relating to Seller Parties other than Seller (other Shareholders), such prohibition shall apply only to public statements that may adversely affect the Business). This includes, but is not limited to, making such statements on any internet site, blog or social media page, including Facebook, Google Plus, Twitter, LinkedIn, or other internet sites, electronic medium or other public forum or medium. This prohibition applies to statements made under false names, anonymously, or through third parties or other business entities. The terms “derogatory” or “disparaging” as used in this Agreement are intended to cover any utterances or writings by Physician or at Physician’s instruction that could be reasonably regarded by an objective person as tending to deprecate, discredit, demean, lower or diminish the regard or reputation of or otherwise adversely affect the Business or the Buyer Entities as a result. Notwithstanding the foregoing provisions of this Section 6, but subject to the confidentiality provisions set forth in Section 5, the prohibitions contained in this Section 6 shall not prevent or preclude the Physician from exercising any rights or duties Physician may have under applicable law, including the right to engage in protected concerted activity, the right and/or duty to report and assist in the investigation of any violations of law or Seller’s employment policies, and the duty to respond to any subpoena, court order or other lawful process, and any such activity shall not constitute a violation of this provision.

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7.                  Compliance. Physician acknowledges that compliance by Physician with the terms of this Agreement is necessary for (a) Seller to continue operating at levels comparable to that existing at Closing, (b) for Buyer to realize the benefits of the Transactions, and (c) for both Buyer and Seller to protect and secure, among other things (1) trade secrets of the Business; (2) valuable confidential and professional information of the Business; (3) Seller’s relationships with existing patients; and (4) the goodwill associated with the Business and the Purchased Assets purchased by Buyer under the Purchase Agreement. Further, Physician acknowledges and agrees that irreparable injury, for which the remedy at law would be inadequate, will result to Buyer and Seller in the event of a breach of this Agreement. Accordingly, Physician agrees that Buyer will be entitled, in addition to any other remedies and damages available, including reasonable attorney fees incurred in the enforcement of the covenants and restrictions contained in this Agreement, to an injunction to restrain the violation of the terms of this Agreement.

8.                  Reasonableness; Severability. Physician acknowledges and agrees that the restrictions placed on Physician and the rights and remedies conferred on Seller are reasonable in time, scope, and territory and are fully required to protect the legitimate business interests of Buyer without a disproportionate detriment to Physicians. If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable (a) such provision shall remain in force and effect to the maximum extent allowable, if any, and (b) such judgment shall not affect, impair, or invalidate the remainder of this Agreement, but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered, and (c) and the enforceability or validity of the remaining provisions of this Agreement shall not be affected thereby. If a court finds that any provision of this Agreement is invalid or unenforceable, but that modification of such provision will make it valid or enforceable, then such provision shall be deemed to be so modified.

9.                  Damage Limitation. Notwithstanding that Physician’s breach of any negative covenant in this Agreement could foreseeably give rise to losses by both Buyer and Seller, any liability for damages under this Agreement shall be determined without duplication of recovery by such parties.

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10.              Miscellaneous. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of North Carolina (without regard to the conflicts of laws principles thereof). This Agreement embodies the entire agreement and understanding between Seller, Buyer and Physician with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and relating to the subject matter hereof. Except as expressly set forth in this Agreement, this Agreement may not be modified or amended or any term or provision hereof waived or discharged except in writing signed by the party against whom such amendment, modification, waiver, or discharge is sought to be enforced. All of the terms of this Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by the parties hereto, the Buyer Parties and their respective successors and assigns. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

BUYER:

ACSH MEDICAL MANAGEMENT, LLC,

a Delaware limited liability company

By:________________________

Name: Norman B. Winland

Title: President

SELLER:

MEDAC HEALTH SERVICES, P.A.,

a North Carolina professional corporation

By:________________________
Name: Michael P. Moulton, MD

Title: President

PHYSICIAN:

Sign:________________________

Print: [Physician Name]

[Signature Page – Restrictive Covenant Agreement]

[FORM FOR PHYSICIANS RENDERING SERVICES FOR BENEFIT OF SELLER AT TIME OF CLOSING]

RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (the “Agreement”), dated effective as of , 2015, (the “Effective Date”), is by and between ACSH MEDICAL MANAGEMENT, LLC, a Delaware limited liability company (“Buyer”), MEDAC HEALTH SERVICES, P.A. (“Seller”), and [SHAREHOLDER NAME], MD, a resident of the State of North Carolina (“Physician”).

RECITALS

A.              Pursuant to that certain Asset Purchase Agreement dated as of , 2015 (the “Purchase Agreement”) by and among Buyer, Seller, and each of the shareholders of Seller, (collectively, the “Seller Parties”), on the Effective Date, Seller Parties sold, transferred and assigned, and Buyer purchased, substantially all of the assets used or held for use in connection with the operation of the Business. Capitalized terms used and not defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

B.              Physician has intimate knowledge of the Business which knowledge, if improperly used, directly or indirectly, by Physician in contravention of this Agreement, would seriously, adversely and irreparably affect the ability of Buyer to realize the benefits of its acquisition and protect and secure, among other things, (1) certain trade secrets of the Business; (2) valuable confidential and professional information of the Business; (3) relationships between the Seller and existing patients; (4) and the goodwill associated with the Business and Purchased Assets.

AGREEMENT

In consideration of the above Recitals, the Purchase Price and the promises and provisions set forth in this Agreement, the adequacy and sufficiency of which the parties acknowledge, the parties, intending to be bound, agree as follows:

1.                  Acknowledgements and Conditional Effectiveness. Physician acknowledges that the covenants contained in this Agreement are an essential part of the Purchase Agreement and that, but for Physician’s agreement to comply with such covenants, Buyer would not have entered into the Purchase Agreement. Physicians further acknowledge that the terms and provisions of this Agreement are incorporated by reference into the Purchase Agreement, and that certain of such terms and provisions are intended to inure to the benefit of both Buyer and Seller. Although this Agreement shall be executed by Physician and delivered to Seller Representative simultaneously with the execution and delivery of the Purchase Agreement, the effectiveness and enforceability of the terms and conditions of this Agreement shall be conditioned on the Closing of the Transactions.

2.                  Defined Terms. For purposes of this Agreement (and not the Purchase Agreement), the following terms shall have the respective meanings indicated below:

(a)                “Buyer Parties” means collectively, Buyer and its Affiliates, and any of their respective directors, officers, members, owners, employees, personnel, agents and representatives.

(b)               “Cause” means (i) the good faith determination of Seller that Physician is not providing adequate patient care or that the health, safety or welfare of patients is jeopardized by the continued engagement or employment of Physician; (ii) the denial or termination of Physician’s participation in any governmental reimbursement program (Medicare, Medicaid, and TriCare), any commercial payor, or any other third party reimbursement program in which Seller participates or desires to participate; (iii) the occurrence of any of the following events: (A) the Physician’s use of drugs or alcohol in a manner that Seller reasonably determines could impede or impair Physician’s ability to competently carry out Physician’s patient care duties; (B) Physician’s gross neglect of, or reckless disregard for, applicable professional or ethical standards; (C) Physician's dishonesty, theft, fraud, embezzlement, or Physician’s conviction of a felony or a crime involving moral turpitude; (D) Physician’s continued failure to be available for work when requested by Seller, which failure is not corrected following written notice to Physician providing Physician with a reasonable opportunity to cure; (E) Physician’s material breach of Sections 3, 4 or 5 of this Agreement, which breach is not corrected following written notice to Physician providing Physician with a reasonable opportunity to cure.

(c)                “Covered Period” means the period beginning on the Effective Date and ending on the Expiration Date.

(d)               “Expiration Date” means (i) the third anniversary of the Effective Date, with respect to the restrictions on the direct or indirect ownership of a facility that engages in any Prohibited Services, (ii) the later of the second anniversary of the Effective Date or the first anniversary of the Separation Date with respect to the restrictions on providing Prohibited Urgent Care Services, and (iii) the later of the first anniversary of the Effective Date and the first anniversary of the Separation Date with respect to the restrictions on providing Prohibited Primary Care Services. Notwithstanding the foregoing, if the Seller terminates or causes to be terminated, without Cause, Physician’s right to render services at any of the Centers (due to employment termination or termination of independent contractor engagement without a contemporaneous offer of employment), then the Expiration Date for purposes of clauses (ii) and (iii) shall be the date such termination occurs.

(e)                “Prohibited Primary Care Services” means, collectively, the clinical services involved in the care rendered in an appointment-based setting to established patients of a third party.

(f)                “Prohibited Urgent Care Services” means, collectively, the clinical services involved in the practice of urgent care, occupational care, or convenient ambulatory care.

(g)                “Prohibited Services” means, collectively, Prohibited Urgent Care Services and Prohibited Primary Care Services. For the avoidance of doubt, the term Prohibited Services shall not include hospice care or emergency medical services rendered in a free-standing or hospital-based emergency department, hospice facility or any other clinic not serving as a place of treatment for patients seeking any of the Prohibited Services.

(h)               “Protected Radius” means the 25-mile area surrounding any medical clinic, center or facility that is (a) owned or managed by Buyer, Seller, or any of their Affiliates (including any clinic, center or facility which any of such parties is committed to owning, opening or managing) on the Separation Date, (b) located in the State of North Carolina, and (c) that serves as a place of treatment for patients seeking any of the Prohibited Services. For the avoidance of doubt, such clinic, centers and facilities referenced in the preceding sentence shall not include a free-standing or hospital-based emergency department, hospice facility, or any other clinic not serving as a place of treatment for patients seeking any of the Prohibited Services.

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(i)                 “Separation Date” means the date Physician ceases to perform services, directly or indirectly, for or on behalf of Buyer in any capacity, including as an employee, independent contractor, or employee or contractor of an independent contractor.

3.                  Non-Competition. During the Covered Period, and except on behalf or for the benefit of Seller, Physician shall not, directly or indirectly, for Physician’s own account or for others, (a) perform any Prohibited Services within the Protected Radius, or (b) operate, manage, consult for, or own (directly or indirectly) any interest in any business or entity that renders Prohibited Services within the Protected Radius. The foregoing is not intended nor shall it be interpreted to prohibit Physician from working for or on behalf of Seller or from referring any patient for any goods or services to any clinic, facility or health care center that, in such Physician’s independent medical judgment, is in the best interests of such patient.

4.                  Non-Solicitation. From the Closing Date until two years after the Separation Date, Physician shall not, directly or indirectly, for Physician’s own account or for others, (a) hire, attempt to hire, contact or solicit with respect to hiring, any employee or independent contractor of Buyer or Seller who was an employee or independent contractor of Buyer or Seller on the Separation Date; or (b) call upon, solicit, divert or take away, any (i) patient who has received treatment or (ii) client whose employees or agents have received treatment or testing, during the 12 months preceding the Separation Date at any clinic, center or facility owned or managed by Buyer or Seller, except to the extent such a restriction would be in violation of applicable Law (including the regulations of the North Carolina Medical Board).

5.                  Confidentiality. Except as necessary in the performance of services for or on behalf of the Seller and unless otherwise jointly authorized by Buyer and Seller, Physician will hold and keep confidential all Confidential Information (as defined below) to which Physician, at any time shall have become informed, and Physician will not, directly or indirectly, disclose any Confidential Information to any person, firm, corporation or entity, or use the same, or permit the same to be disclosed or used. “Confidential Information” as used herein means proprietary information of Buyer or Seller relating to the Business, whether involving any Buyer Party, any Seller Party or that which is developed exclusively by or for the benefit of any Buyer Party or any Seller Party in connection with the Business or the Transactions. Confidential Information, and may include, without limitation, the following types of information: corporate information, including business information, plans, strategies, tactics, or policies; marketing information, including strategies, tactics, methods, customer and patient lists, prospects, and market research data; financial data or forecasts; policies or procedures; know-how and ideas; operational information, including trade secrets; and technical information, including designs, drawings and specifications. Confidential Information is limited to that information which is not generally known to or accessible by the public (other than as a result of unauthorized disclosure by any Seller Party) or within the industry in which the Business is operated. This restriction on disclosure of Confidential Information shall terminate three years after the Separation Date and shall not apply to the extent that (a) Physician is compelled by subpoena, court order or other lawful process to provide such Confidential Information, provided Physician gives Seller reasonable notice of any such subpoena, court order or other lawful process and an opportunity to oppose the disclosure or (b) the Confidential Information is disclosed to the public through no fault of Physician.

6.                  Non-Disparagement. Physician will not make any public statements, written or verbal, (or statements that are reasonably likely to become public) that are defamatory, derogatory, or disparaging about, or that may adversely affect the Business, any Buyer Party, Seller, or any other Seller Party (provided that with respect to comments relating to Seller Parties other than Seller (other Shareholders), such prohibition shall apply only to public statements that may adversely affect the Business). This includes, but is not limited to, making such statements on any internet site, blog or social media page, including Facebook, Google Plus, Twitter, LinkedIn, or other internet sites, electronic medium or other public forum or medium. This prohibition applies to statements made under false names, anonymously, or through third parties or other business entities. The terms “derogatory” or “disparaging” as used in this Agreement are intended to cover any utterances or writings by Physician or at Physician’s instruction that could be reasonably regarded by an objective person as tending to deprecate, discredit, demean, lower or diminish the regard or reputation of or otherwise adversely affect the Business or the Buyer Entities as a result. Notwithstanding the foregoing provisions of this Section 6, but subject to the confidentiality provisions set forth in Section 5, the prohibitions contained in this Section 6 shall not prevent or preclude the Physician from exercising any rights or duties Physician may have under applicable law, including the right to engage in protected concerted activity, the right and/or duty to report and assist in the investigation of any violations of law or Seller’s employment policies, and the duty to respond to any subpoena, court order or other lawful process, and any such activity shall not constitute a violation of this provision.

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7.                  Compliance. Physician acknowledges that compliance by Physician with the terms of this Agreement is necessary for (a) Seller to continue operating at levels comparable to that existing at Closing, (b) for Buyer to realize the benefits of the Transactions, and (c) for both Buyer and Seller to protect and secure, among other things (1) trade secrets of the Business; (2) valuable confidential and professional information of the Business; (3) Seller’s relationships with existing patients; and (4) the goodwill associated with the Business and the Purchased Assets purchased by Buyer under the Purchase Agreement. Further, Physician acknowledges and agrees that irreparable injury, for which the remedy at law would be inadequate, will result to Buyer and Seller in the event of a breach of this Agreement. Accordingly, Physician agrees that Buyer will be entitled, in addition to any other remedies and damages available, including reasonable attorney fees incurred in the enforcement of the covenants and restrictions contained in this Agreement, to an injunction to restrain the violation of the terms of this Agreement.

8.                  Reasonableness; Severability. Physician acknowledges and agrees that the restrictions placed on Physician and the rights and remedies conferred on Seller are reasonable in time, scope, and territory and are fully required to protect the legitimate business interests of Buyer without a disproportionate detriment to Physicians. If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable (a) such provision shall remain in force and effect to the maximum extent allowable, if any, and (b) such judgment shall not affect, impair, or invalidate the remainder of this Agreement, but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered, and (c) and the enforceability or validity of the remaining provisions of this Agreement shall not be affected thereby. If a court finds that any provision of this Agreement is invalid or unenforceable, but that modification of such provision will make it valid or enforceable, then such provision shall be deemed to be so modified.

9.                  Damage Limitation. Notwithstanding that Physician’s breach of any negative covenant in this Agreement could foreseeably give rise to losses by both Buyer and Seller, any liability for damages under this Agreement shall be determined without duplication of recovery by such parties.

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10.              Miscellaneous. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of North Carolina (without regard to the conflicts of laws principles thereof). This Agreement embodies the entire agreement and understanding between Seller, Buyer and Physician with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and relating to the subject matter hereof. Except as expressly set forth in this Agreement, this Agreement may not be modified or amended or any term or provision hereof waived or discharged except in writing signed by the party against whom such amendment, modification, waiver, or discharge is sought to be enforced. All of the terms of this Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by the parties hereto, the Buyer Parties and their respective successors and assigns. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

5

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

BUYER:

ACSH MEDICAL MANAGEMENT, LLC,
a Delaware limited liability company

By:
Name: Norman B. Winland
Title: President

SELLER:

MEDAC HEALTH SERVICES, P.A.,
a North Carolina professional corporation

By:
Name: Michael P. Moulton, MD
Title: President

PHYSICIAN:

Sign:
Print: [Physician Name]

[Signature Page – Restrictive Covenant Agreement]

Exhibit E

Form of Bill of Sale

BILL OF SALE

1.                  Sale and Transfer of Purchased Assets. For good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, and as contemplated by that certain Asset Purchase Agreement dated as of , 2015 (the “Purchase Agreement”), by and among ACSH MEDICAL MANAGEMENT, LLC, a Delaware limited liability company (“Buyer”), MEDAC HEALTH SERVICES, P.A., a North Carolina professional corporation (“Seller”), each of the shareholders of Seller, and KEVIN E. POTTS, MD, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, effective as of 11:59 p.m. Atlanta, Georgia time on , 2015 (the “Closing Date”), all of Seller’s right, title and interest in and to the Purchased Assets. Capitalized terms used and not defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

2.                  Terms of the Purchase Agreement. The terms and conditions of the Purchase Agreement, including, without limitation, the representations, warranties, covenants, agreements and indemnities are incorporated herein by this reference. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, except with respect to the transfer described in Paragraph 1 above, the terms of the Purchase Agreement shall govern.

3.                  Further Assurances. Seller for itself and its successors and assigns, hereby covenants and agrees that, at any time and from time to time upon the written request of Buyer, Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the Purchased Assets.

4.                  Governing Law. This Bill of Sale shall be governed by and construed in accordance with the law of the State of North Carolina.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale as of the Closing Date.

SELLER:

MEDAC HEALTH SERVICES, P.A.,

a North Carolina professional corporation

By: _______________________________
Name: Michael P. Moulton, MD

Title: President

Exhibit F

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”), is made and entered into as of , 2015 (the “Closing Date”), by and among ACSH MEDICAL MANAGEMENT, LLC, a Delaware limited liability company (“Buyer”) and MEDAC HEALTH SERVICES, P.A., a North Carolina professional corporation (“Seller”), and all of the shareholders of the Seller (the “Shareholders” and together with Seller, “Seller Parties”).

RECITALS:

A.                 Seller Parties and Buyer, among others, are party to that certain Asset Purchase Agreement dated as of , 2015 (the “Purchase Agreement”). Capitalized terms used and not defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

B.                 Each Shareholder has appointed Kevin E. Potts, MD (“Seller Representative”) as its agent, attorney-in-fact and authorized representative to, among other things, enter into this Agreement on such Shareholder’s behalf.

C.                 Subject to the terms and conditions of the Purchase Agreement, Seller Parties have agreed to assign all of their respective right, title and interest in, to and under the Assumed Contracts, to Buyer, and Buyer has agreed to assume and perform certain Liabilities under the Assumed Contracts as set forth herein.

AGREEMENT

In consideration of the above Recitals and the promises and provisions set forth in this Agreement, the adequacy and sufficiency of which the parties acknowledge, the parties, intending to be bound, agree as follows:

1.                  Recitals. The above Recitals are incorporated into this Agreement by reference.

2.                  Assignment and Assumption of Assumed Contracts. Seller Parties, to the extent permitted by applicable Law, hereby assign to Buyer all of Seller Parties' right, title and interest in, to and under the Assumed Contracts and Buyer hereby assumes and agrees to pay, perform, fulfill and otherwise discharge when due all payment and/or performance obligations and all other Liabilities of Seller Parties relating to or arising out of any Assumed Contract, but only to the extent such Liabilities do not relate to or arise from (a) a breach or failure to perform when due any of the terms of the Assumed Contracts prior to Closing or (b) any action, omission or occurrence taking place prior to Closing.

3.                  No Other Assumption. Buyer does not assume any of the Retained Liabilities.

4.                  Binding Effect. This Agreement shall bind and inure to the benefit of parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any person other than the parties hereto.

5.                  Terms of Purchase Agreement. Nothing in this Agreement is intended to modify, amend, or alter in any respect the rights and obligations of the parties under the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern

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6.                  Governing Law. This Agreement, and any and all claims arising hereunder, shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without giving effect to principles of conflicts of laws.

7.                  Further Assurances. Buyer and Seller Parties shall execute and deliver all such other instruments and agreements and take all such further actions as may be reasonably required to carry out the Transactions.

8.                  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method approved by the receiving party, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.

BUYER:

ACSH MEDICAL MANAGEMENT, LLC,

a Delaware limited liability company

By: ________________________

Name: ______________________

Title: _______________________

SELLER PARTIES:

MEDAC HEALTH SERVICES, P.A.,

a North Carolina professional corporation

By: ________________________
Name: Michael P. Moulton, MD

Title: President

On Behalf of Each Shareholder

Sign: ________________________
Print: Kevin E. Potts, MD, attorney-in-fact

Exhibit G

Form of Closing Certificate

CLOSING CERTIFICATE OF BUYER

ACSH MEDICAL MANAGEMENT, LLC, a Delaware limited liability company (“Buyer”), hereby certifies, represents and warrants as of , 2015 to MEDAC HEALTH SERVICES, P.A., a North Carolina professional corporation (“Seller”) and as follows:

1.                  Each of the representations and warranties made by Buyer in that certain Asset Purchase Agreement dated as of July ___, 2015, by and among Buyer and Seller Parties (the “Purchase Agreement”), which representations and warranties are incorporated herein as though set out in full herein, (A) were true, accurate and complete in all respects (subject to any express qualifications as to materiality contained therein) on and as of the Effective Date, and (B) are true, accurate and complete in all respects (subject to any express qualifications as to materiality contained therein) and not breached as of Closing except, in both cases, for such representations and warranties that speak as of a specific date or time, which were true, accurate and complete as of such date or time. Capitalized terms used and not defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

2.                  Each covenant and obligation required to be performed by Buyer prior to or at Closing pursuant to the Purchase Agreement has been performed in all material respects, unless expressly waived by or on behalf of Seller.

3.                  The undersigned acknowledges that this Closing Certificate is being delivered to Seller Parties pursuant to the Purchase Agreement and that Seller Parties will rely on this Closing Certificate in closing the Transactions.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Closing Certificate has been executed as of the Closing Date.

BUYER:

ACSH MEDICAL MANAGEMENT, LLC,

a Delaware limited liability company

By: __________________________

Name: Norman B. Winland

Title: President

[Signature Page to Closing Certificate of Buyer]

CLOSING CERTIFICATE OF SELLER PARTIES

MEDAC HEALTH SERVICES, P.A., a North Carolina professional corporation (“Seller”), and all of the shareholders of Seller (the “Shareholders” and together with Seller and the Seller Representative (defined below), “Seller Parties”) hereby, jointly and severally, certify, represent and warrant as of , 2015 to ACSH MEDICAL MANAGEMENT, LLC, a Delaware limited liability company (“Buyer”) as follows:

1.                  Each of the representations and warranties made by Seller Parties in that certain Asset Purchase Agreement dated as of July ___, 2015, by and among Buyer and Seller Parties (the “Purchase Agreement”), which representations and warranties are incorporated herein as though set out in full herein, (A) were true, accurate and complete in all respects (subject to any express qualifications as to materiality contained therein) on and as of the Effective Date, and (B) are true, accurate and complete in all respects (subject to any express qualifications as to materiality contained therein) and not breached as of Closing, except, in both cases, for such representations and warranties that speak as of a specific date or time, which were true and accurate (in all respect or all material respects, as the case may be) as of such date or time. Capitalized terms used and not defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

2.                  Each Shareholder has appointed Kevin E. Potts, MD (“Seller Representative”) as its agent, attorney-in-fact and authorized representative to, among other things, sign this Closing Certificate on such Shareholder’s behalf. The power and authority granted to Seller Representative by the Shareholders in the Purchase Agreement remains in full force and effect, and no Shareholder has taken any action or given any notice of such Shareholder’s intent to revoke, suspend or modify such power and authority.

3.                  Each covenant and obligation required to be performed by any Seller Party prior to or at Closing pursuant to the Purchase Agreement has been performed in all material respects, unless expressly waived by Buyer.

4.                  The undersigned acknowledges that this Closing Certificate is being delivered to Buyer pursuant to the Purchase Agreement and that Buyer will rely on this Closing Certificate in closing the Transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, this Closing Certificate has been executed as of the Closing Date.

SELLER PARTIES:

MEDAC HEALTH SERVICES, P.A.,

a North Carolina professional corporation

By: ______________________
Name: Michael P. Moulton, MD

Title: President

On Behalf of Each Shareholder

Sign: ______________________
Print: Kevin E. Potts, MD, attorney-in-fact